UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )
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☐	Soliciting Material Pursuant to §240.14a-12
ONYX PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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2100 Powell Street
Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 14, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Onyx Pharmaceuticals, Inc., a Delaware corporation (also referred to as “we,” “us,” “Onyx,” and the “Company”). The meeting will be held on Wednesday May 14, 2008 at 10:00 a.m. local time at 2100 Powell Street, Emeryville, California 94608 for the following purposes:

1. To elect two directors to hold office until the 2011 Annual Meeting of Stockholders.

2. To approve an amendment to the Company’s 2005 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under that plan by 3,100,000 shares and to amend the non-discretionary director stock grants.

3. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 17, 2008. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 14, 2008 at 2100 Powell Street, Emeryville, California 94608

The proxy statement and annual report to stockholders are available at http://ww3.ics.adp.com/streetlink/onxx. The Board of Directors recommends that you vote FOR the proposals identified above.

By Order of the Board of Directors

Robert L. Jones
Secretary

Emeryville, California
March 25, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote as promptly as possible in order to ensure your representation at the meeting. You may vote your shares via a toll-free telephone number or the Internet, by following the instructions on the proxy card. You may also submit your proxy card for the annual meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ONYX PHARMACEUTICALS, INC.
2100 Powell Street
Emeryville, CA 94608

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

May 14, 2008

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have made this proxy statement and the associated proxy card available to you on the Internet and by mail because our Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply vote by using the toll-free telephone number or Internet website provided or complete, sign and return the proxy card by mail.

This year, we are pleased to be furnishing our proxy materials over the Internet. This proxy statement contains instructions on how to access those documents over the Internet. However, we will also be mailing paper copies of this proxy statement and accompanying proxy card and our 2007 Annual Report on or about April 1, 2008 to all stockholders entitled to vote at the annual meeting. In future years, we plan on mailing to many of our stockholders only a notice of the availability of our proxy materials on the Internet, which would include an option for the stockholder to request a free paper copy of our proxy materials by mail. We believe that this new process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Why didn’t I receive a notice about the Internet availability of the proxy materials?

In order to continue to comply with California securities laws, which we believe currently require that all stockholders receive paper copies of certain financial information, we are providing all stockholders with paper copies of the proxy materials instead of only a notice of Internet availability of the proxy materials, as is now permissible under the new Securities and Exchange Commission rules. We have therefore included what information would otherwise be on the notice of Internet availability, in this proxy statement. This proxy statement contains instructions on how all stockholders can access the proxy materials over the Internet.

How can I access the proxy materials over the Internet?

You may view and also download our proxy materials, including the 2007 Annual Report and our 2007 Form 10-K on our website at www.onyx-pharm.com as well as http://ww3.ics.adp.com/streetlink/onxx.

How can I vote my proxy over the Internet or by telephone?

After you have reviewed the proxy materials online or in paper format, you may vote your proxy by telephone or over the Internet. Please refer to the proxy card for instructions on, and access information for, voting by telephone or over the Internet.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 17, 2008 will be entitled to vote at the annual meeting. On this record date, there were 55,577,688 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 17, 2008 your shares were registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we recommend that you vote by proxy to ensure your vote is counted if you later decide not to attend the meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 17, 2008 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account and you should follow such organization’s instructions on how to do so. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

1. Election of two directors;

2. Approval of an amendment to the Company’s 2005 Equity Incentive Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the plan by 3,100,000 shares and to amend the non-discretionary director stock grants; and

3. Ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, by mail, by telephone or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy. After reviewing the proxy materials, there are four ways to vote:

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote by telephone, call the toll-free telephone number on the proxy card and follow the recorded instructions. You will need to have the control number that appears on your proxy card available when voting.

•	To vote over the Internet, access Onyx’s secure website registration page through the Internet, as described on the proxy card, and follow the instructions. You will need to have the control number that appears on your proxy card available when voting.

Please note that the Internet and telephone voting facilities for registered stockholders will close at 11:59 p.m. EDT on May 13, 2008.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet, as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 17, 2008.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director; “For” approval and adoption of the amendment to our 2005 Equity Incentive Plan; and “For” ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailing the proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

You may receive more than one proxy card if your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy vote by mail, telephone or Internet with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 2100 Powell Street, Emeryville, California 94608.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 2, 2008 to our Secretary at 2100 Powell Street, Emeryville, California 94608. If you wish to nominate a director or submit a proposal that is not to be included in next year’s proxy materials, the proposal must be received by the Company between February 13, 2009 and March 15, 2009. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•	To be approved, Proposal No. 1, for the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•	To be approved, Proposal No. 2, for the amendment to the Company’s 2005 Equity Incentive Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 3,100,000 and to amend the non-discretionary director stock grants, must receive a “For” vote from the majority of the shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	To be approved, Proposal No. 3, ratification of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 55,577,688 outstanding and entitled to vote. Thus 27,788,844 must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarterly period ending June 30, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our Bylaws provide that the Board of Directors shall be divided into three classes: Class I, Class II and Class III, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) serves for the remainder of the full term of the class of directors to which he or she was elected and until that director’s successor is elected and qualified. The Board of Directors typically schedules a board meeting on the day of the annual meeting of stockholders and it is our policy to invite current directors and nominees to attend the Annual Meeting. All of the current directors, except for one, attended the 2007 Annual Meeting of Stockholders.

The Board of Directors is presently composed of seven members. There are two directors in Class III, each of whose term of office expires in 2008. Each of the nominees for election to Class III, Magnus Lundberg and N. Anthony Coles, was a member of our Board of Directors prior to the Annual Meeting. Mr. Lundberg was elected by the stockholders at the 2005 Annual Meeting. Dr. Coles was appointed as a director effective March 31, 2008 by the Board to fill the vacancy created by the retirement of Hollings C. Renton. If elected at the Annual Meeting, the nominees would serve until the 2011 annual meeting and until his successor is elected and has qualified, or until that director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes of the holder of shares present in person or represented by proxy and entitled to vote at the meeting. The two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any of the nominees should be unavailable for election as a result of an unexpected occurrence, shares represented by executed proxies will be voted for the election of a substitute nominee proposed by management. Mr. Lundberg and Dr. Coles have each agreed to serve, if elected, and management has no reason to believe that any of them will be unable to serve.

The following is a brief biography of each nominee for director.

Nominees for election for a three year term expiring at the 2011 Annual Meeting — Class III

Magnus Lundberg, age 51, has served as a Director since June 2000. Since April 2004, Mr. Lundberg has served as President and Chief Executive Officer of Phadia AB, a privately held diagnostic company, and formerly a division of Pfizer Inc, a pharmaceutical company. From March 1999 to April 2004, Mr. Lundberg served as President and Chief Executive Officer of Phadia AB, while it was a division of Pfizer. From September 1996 to March 1999, Mr. Lundberg served as President of both Chiron Therapeutics and Chiron Vaccines, each a division of Chiron Corporation, a biotechnology company. From 1981 to 1996, Mr. Lundberg held various management positions at Pharmacia Corporation, a pharmaceutical company acquired by Pfizer in 2003. Mr. Lundberg holds an M.Sc. in Biology and Biochemistry from Abo Akademi in Turku, Finland.

N. Anthony Coles, M.D., age 47, was appointed President, Chief Executive Officer and a member of the company’s Board of Directors, effective March 31, 2008. From May 2006 to March 17, 2008, Dr. Coles was president, Chief Executive Officer, and a member of the Board of Directors of NPS Pharmaceuticals, Inc., a biotechnology company focused on the discovery and development of novel therapeutics. From November 2005 to May 2006, Dr. Coles was President, Chief Operating Officer and a member of the Board of Directors of NPS Pharmaceuticals. From 2002 until October 2005, Dr. Coles was Senior Vice President of Commercial Operations at Vertex Pharmaceuticals Incorporated. Beginning in 1996, Dr. Coles held a number of executive positions while at Bristol-Myers Squibb Company, including Senior Vice President of Strategy and Policy; Senior Vice President of Marketing and Medical Affairs, Neuroscience/Infectious Diseases/Dermatology; Vice President, Western Area Sales Cardiovascular and Metabolic Business Unit for U.S. primary care; and Vice President, Cardiovascular Global Marketing. From 1992 until 1996, Dr. Coles served in various positions at Merck & Company, Inc., most recently as Vice President of the Hypertension and Heart Failure Business Group. Dr. Coles earned his M.D. from Duke University, his master’s degree in public health from Harvard College and his undergraduate degree from Johns

Hopkins University. Dr. Coles currently serves as a Trustee for Johns Hopkins University and Boston Medical Center, and as a Director for FoldRx Pharmaceuticals.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee

Directors Continuing in Office Until the 2009 Annual Meeting — Class I

Paul Goddard, Ph.D., age 58, has served as a Director since February 1997 and is currently the Lead Director of the Company. Dr. Goddard is currently Chief Executive Officer and Chairman of the Board of Directors of ARYx Therapeutics, Inc. From August 1998 to March 2000, Dr. Goddard served as President and Chief Executive Officer of Elan Pharmaceuticals, Inc., a biotechnology company and a division of Elan plc. From 1991 to 1998, Dr. Goddard served as Chief Executive Officer and Chairman of the Board of Neurex Corporation, a biotechnology company, until Neurex Corporation was acquired by Elan Corporation plc. Dr. Goddard also serves on the boards of directors of Adolor Corporation and A.P. Pharma, Inc., where he is also Chairman of the Board. He completed his Ph.D. in the area of Etiology and Pathophysiology of colon cancer at St. Mary’s Hospital, University of London.

Antonio J. Grillo-López, M.D., age 68, has served as a Director since September 2002. From November 1992 to January 2001, Dr. Grillo-López served as Chief Medical Officer of IDEC Pharmaceuticals Corporation and from January 2001 to November 2003 held the position of Chief Medical Officer Emeritus of IDEC Pharmaceuticals Corporation. Dr. Grillo-Lopez has been a consultant to the U.S. National Cancer Institute and currently serves on the Board of Directors and/or Scientific Advisory Boards of: Favrille and Ambit Biosciences. Dr. Grillo-López holds a B.S. and an M.D. from the University of Puerto Rico.

Wendell Wierenga, Ph.D., age 60, has served as a Director since December 1996. Since January 2007, Dr. Wierenga has served as Executive Vice President of Research and Development of Ambit Biosciences, a biopharmaceutical company. From September 2003 to December 2006, Dr. Wierenga served as Executive Vice President, Research and Development of Neurocine Biosciences, Inc., a biotechnology company. From September 2000 to August 2003, Dr. Wierenga served as the Chief Executive Officer of Syrrx, Inc., a biotechnology company. From February 1999 to August 2000, Dr. Wierenga served as Senior Vice President, Worldwide Pharmaceutical Sciences, Technologies and Development for the Parke-Davis Pharmaceutical Research division of Warner-Lambert Company, a subsidiary of Pfizer Inc, and from 1990 to 1999 as Senior Vice President of Research of Parke-Davis. Dr. Wierenga served as Vice President of Medtech Ventures of Warner-Lambert, an investment fund, from 1992 to 2000. Dr. Wierenga also serves on the boards of directors of XenoPort, Inc. and Ambit Biosciences Corporation. Dr. Wierenga holds a B.A. from Hope College and a Ph.D. in chemistry from Stanford University.

Directors Continuing in Office Until the 2010 Annual Meeting — Class II

Corinne H. Lyle, age 48, has served as a Director since October 2005. She is currently President of Global Operations at Edwards Lifesciences Corporation, a leading cardiovascular technology company. Ms. Lyle served as Corporate Vice President, Chief Financial Officer and Treasurer of Edwards Lifesciences Corporation from March 2003 until December 2005. From 1998 until 2003, Ms. Lyle was Vice President and Chief Financial Officer of Tularik, Inc, a biotechnology company. From 1996 until 1998, Ms. Lyle was Executive Director for the health care group at Warburg Dillon Read LLC, an investment bank. Ms. Lyle also serves on the Board of Directors of Neurocrine Biosciences, Inc., a biopharmaceutical company. Ms. Lyle received her undergraduate degree from Stanford University and her M.B.A. from Harvard Business School.

Thomas G. Wiggans, age 56, has served as a Director since March 2005. Mr. Wiggans served as Chief Executive Officer of Connetics Corporation, a biotechnology company, from 1994, and as Chairman of the Board from January 2006, until December 2006 when Connetics Corporation was acquired by Stiefel Laboratories. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics, a biotechnology company. From 1980 to 1992, Mr. Wiggans served in various positions at Ares-Serono Group, a pharmaceutical company, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans currently serves as Chairman of the Board of Peplin, Inc and on the Board of Overseers of the Hoover Institution at Stanford University and the Board of Trustees of the University of Kansas

Endowment Association. In addition, he is Chairman of the Biotechnology Institute, a non-profit educational organization. Mr. Wiggans holds a B.S. in Pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate governance

Onyx has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role of the Board, and the responsibilities of various Board committees. These Guidelines are available, along with other important corporate governance materials, on our website at http://www.onyx-pharm.com/wt/page/corp_gov; however, information found on our website is not incorporated by reference into this proxy statement. The Guidelines assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The Guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.

The Guidelines specifically require, among other things, that:

•	A majority of the directors must be independent.

•	The Board appoints all members of the Board committees.

•	The Audit, Compensation and Nominating and Corporate Governance Committees are composed entirely of independent directors.

•	The independent directors meet in executive sessions at least twice a year.

The Guidelines were adopted by the Board to, among other things, reflect changes to the legal and regulatory requirements, including the NASDAQ Stock Market (“NASDAQ”) listing standards and Securities and Exchange Commission (“SEC”) rules, and evolving best practices and other developments.

Independence of The Board of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that none of our directors or nominees for director have a material or other disqualifying relationship with the Company and all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Dr. Coles, our President and Chief Executive Officer who was appointed effective March 31, 2008.

As required under applicable NASDAQ listing standards, in fiscal 2007 our independent directors met a total of four times in regularly scheduled executive sessions at which only independent directors were present. Our independent Board committees also met regularly in executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of: Onyx Pharmaceuticals, Inc., 2100 Powell Street, Emeryville, California 94608. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

Information Regarding the Board of Directors and its Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2007 for each of the Board committees:

Nominating and
Corporate
Name	Audit		Compensation		Governance

N. Anthony Coles, M.D.(1)
Paul Goddard, Ph.D.			X	*	X
Antonio Grillo-López, M.D.					X
Magnus Lundberg	X
Corinne H. Lyle	X	*
Hollings C. Renton(1)
Wendell Wierenga, Ph.D.			X		X	*
Thomas G. Wiggans	X		X
Total meetings in fiscal year 2007	6		4		1

*	Committee Chairperson

(1)	N. Anthony Coles was appointed as a director by the Board, effective March 31, 2008, to fill the vacancy created by the retirement of Hollings C. Renton, effective March 31, 2008.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment in his or her service as a member of our Board and the committees on which he or she serves.

Audit Committee

The Audit Committee meets with our independent registered public accounting firm at least quarterly to review the financial results of the fiscal quarters and the annual audit and discuss the financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; evaluates the independent registered public accounting firm’s performance; receives and considers the independent registered public accounting firm’s comments as to scope, adequacy and effectiveness of financial reporting controls; and reviews the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules and the Company’s code of conduct and ethics, including reviewing and approving related-party transactions.

Three directors comprise the Audit Committee: Mr. Lundberg, Mr. Wiggans and Ms. Lyle. The Committee met six times during the 2007 fiscal year. The Audit Committee has adopted a written Audit Committee Charter that has been approved by the Board of Directors. Our Audit Committee Charter can be found on our corporate website at http://www.onyx-pharm.com/wt/page/corp_gov; however, information found on our website is not incorporated by reference into this proxy statement.

The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has determined that Ms. Lyle qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Lyle’s level of knowledge and experience based on a number of factors, including her formal education and experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements.

Compensation Committee

The Compensation Committee reviews and approves our overall compensation strategy, policies, plans and programs. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; recommends to the Board for approval the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of other senior management, including executive officers; and administers our equity incentive and purchase plans. Commencing last year, the Compensation Committee also now reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.

Our Compensation Committee Charter can be found on our corporate website at http://www.onyx-pharm.com/wt/page/corp_gov; however, information found on our website is not incorporated by reference into this proxy statement. Three directors comprise the Compensation Committee: Dr. Goddard, Dr. Wierenga and Mr. Wiggans. The Compensation Committee met five times during the fiscal year ended December 31, 2007. All members of our Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards).

Typically, our Compensation Committee meets at least three times a year, with greater frequency if necessary, and regularly meets in executive sessions. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with management. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

In August 2007, the Compensation Committee engaged Radford Surveys + Consulting (“Radford”), a compensation consulting firm that specializes in the technology and life sciences industries. The Compensation Committee requested that Radford:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy, including executive compensation, equity compensation, and board compensation.

As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Radford also worked with certain of our management to better assess the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue, the Compensation Committee approved the recommendations made by Radford for executives other than the Chief Executive Officer, and recommended that the Board approve the recommendations for the Chief Executive Officer. Such recommendations are discussed in the Compensation Discussion and Analysis section of this proxy statement.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees and to management, as appropriate. In 2006 and 2007, the Compensation Committee granted to certain authorized delegates, the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, the authority to grant stock options to non-executive officer employees and consultants within certain specific guidelines approved by the Compensation Committee, and certain other limitations, without any further action required by the Compensation Committee. In 2007, the Compensation Committee’s delegated authority to grant restricted stock awards to non-executive officer employees and consultants was further delegated to the Company’s Chief Executive Officer within certain specific guidelines approved by the Compensation Committee, and certain other limitations, without any further action required by the Compensation Committee. The purpose of these delegations of authority is to enhance the flexibility of option and stock administration within the Company and to facilitate the timely grant of options and restricted stock awards to employees, particularly new employees. All stock option and restricted stock awards granted by the authorized delegates must comply with the terms and conditions of our 2005 Equity Incentive Plan and must be within specified limits approved by the Compensation Committee. In particular, the authorized delegates may not grant options or restricted stock awards to himself or herself, or grant options or restricted stock awards to any employee to acquire more than an aggregate of 100,000 shares per year or any consultant to acquire more than 10,000 shares per year individually, or 40,000 shares to consultants as a group, without Compensation Committee approval.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as the evaluation of the Company’s performance of corporate objectives and individual executive’s performance of certain individual goals, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which recommends any adjustments to his compensation as well as awards to be granted, to the Board for approval. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2007 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee is currently composed of three non-employee directors: Dr. Goddard, Dr. Wierenga, and Mr. Wiggans. None of the members of the compensation committee has at any time since our inception ever been an officer or employee of our company. During fiscal year ended December 31, 2007, none of our executive officers served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE1

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Paul Goddard, Ph.D.
Wendell Wierenga, Ph.D.
Thomas G. Wiggans

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending incumbent directors to the Board for reelection to the Board, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles. Our Nominating and Corporate Governance Committee charter can be found on our corporate website at http://www.onyx-pharm.com/wt/page/corpgov; however, information found on our website is not incorporated by reference into this proxy statement. Three directors comprise the Nominating and Corporate Governance Committee: Dr. Goddard, Dr. Wierenga and Dr. Grillo-López. The Nominating and Corporate Governance Committee met once during the fiscal year ended December 31, 2007. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the NASDAQ listing standards).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, having the highest personal integrity and ethics, possessing relevant expertise, having sufficient time, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills and any other factors as it deems appropriate given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews the directors’ overall service to us during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of

1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, other than the Company’s Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in that filing.

identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5 percent of our voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 2100 Powell Street, Emeryville, California 94608 at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

The Board of Directors met five times during the fiscal year ended December 31, 2007. All directors, with the exception of Dr. Grillo-López, attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees on which they served, held during the period for which they were a director or committee member, respectively. Dr. Grillo-López missed two meetings held on September 21, 2007 and October 1, 2007.

Stockholder Communications With The Board Of Directors

Historically, we have not adopted a formal process for stockholder communications with the Board. However, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Our stockholders may direct communications to a particular director, or to the independent directors generally, in care of: Onyx Pharmaceuticals, Inc., 2100 Powell Street, Emeryville, California 94608.

Code Of Conduct

We have adopted the Onyx Pharmaceuticals, Inc. Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available on our website at http://www.onyx-pharm.com/wt/page/corp_gov; however, information found on our website is not incorporated by reference into this proxy statement. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

COMPENSATION OF DIRECTORS

During fiscal year 2007, each of our non-employee directors received an annual retainer of $20,000. In addition each committee chair received an additional annual retainer of $5,000 and each committee member (other than committee chairs) received an additional annual retainer of $2,500. In addition, each director received $2,000 for attending each Board of Directors meeting in person, $500 for each Board of Directors meeting attended telephonically and $500 for each committee meeting attended in person or telephonically. In the fiscal year ended December 31, 2007, the total compensation paid to non-employee directors was $212,500. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy.

In December 2007, the Compensation Committee approved a revised compensation structure for each of our non-employee directors. Beginning in fiscal year 2008, each of our non-employee directors will receive an annual retainer of $30,000. In addition the chair of each of the Audit, Compensation and Nominating/Governance Committees will receive an additional annual retainer of $20,000, $15,000 and $10,000, respectively, and each committee member (other than committee chairs) of each of the Audit, Compensation and Nominating/Governance Committees will receive received an additional annual retainer of $12,000, $7,500 and $5,000, respectively. In addition, each director will receive $2,500 for attending each Board of Directors meeting in person or telephonically. In March 2008, the Compensation Committee approved an additional annual retainer of $15,000 for our lead director, a position that was created effective March 31, 2008 upon Mr. Renton’s resignation, to which Dr. Goddard has been appointed. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy.

Each of our non-employee directors have also received stock option grants under the 1996 Directors’ Plan and the 2005 Equity Incentive Plan which replaced the 1996 Directors’ Plan when it was approved by the Stockholders on June 1, 2005. Consistent with the 1996 Directors’ Plan, only our non-employee directors are eligible to receive director option grants under the Non-Discretionary Grant Program of the 2005 Equity Incentive Plan. Such options are not intended by us to qualify as incentive stock options under the Code.

The 2005 Equity Incentive Plan provides that each new member of our Board will be granted an option to purchase 20,000 shares of our common stock on the date of his or her initial election to the Board and the automatic, non-discretionary grant of options to purchase 10,000 shares of our common stock on the anniversary of each non-employee director’s initial grant, if the non-employee director is continuing to serve as a director on the anniversary date. Under the 2005 Equity Incentive Plan, the Board may also elect, prior to the end of a fiscal year, to have the automatic annual stock option awards for the coming fiscal year replaced with restricted stock awards, the amount of which would be calculated based on the fair value of the option award and the fair market value of our common stock on the date of grant. If Proposal 2 of this proxy statement is approved by the stockholders at the 2008 Annual Meeting, the 2005 Equity Incentive Plan will be amended to allow the Board to replace up to 30% of such option amounts with restricted stock, with all annual anniversary grants to be awarded on March 31 of each year. See “Proposal 2” for a discussion of the amendment to the 2005 Equity Incentive Plan.

During 2007, we granted options to purchase an aggregate of 60,000 shares of common stock to our non-employee directors pursuant to the 2005 Equity Incentive Plan at a weighted average exercise price per share of $33.46. As of February 29, 2008, options to purchase an aggregate of 128,750 shares had been exercised under the 1996 Directors’ Plan and no shares had been exercised under the 2005 Equity Incentive Plan.

The following table provides information regarding compensation of non-employee directors who served during the fiscal year ended December 31, 2007.

Director Compensation For Fiscal 2007

	Fees
	Earned or
	Paid in	Stock	Option
Name	Cash ($)	Awards ($)(1)	Awards ($)(2)		Total ($)

Paul Goddard, Ph.D.	$38,500	$—	$69,038	(3)	$107,538
Antonio J. Grillo-Lopez, M.D.	29,000	—	107,364	(4)	136,364
Magnus Lundberg	34,000	—	133,380	(5)	167,380
Corinne H. Lyle	36,500	—	188,566	(6)	225,066
Wendell Wierenga, Ph.D.	38,500	—	71,828	(7)	110,328
Thomas G. Wiggans	36,000	—	193,304	(8)	229,304

(1)	None of the directors received any restricted stock awards in fiscal 2007.

(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by Onyx in fiscal 2007 for option awards as determined pursuant to

Statement of Financial Accounting Standards No. 123(R), or FAS 123(R). The assumptions used to calculate the value of option awards are set forth under Note 11 of the Notes to the Financial Statements included in Onyx’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on February 29, 2008.

(3)	Reflects the compensation costs recognized by Onyx in fiscal 2007 for stock option grants with the following fair values as of the grant date: (a) $135,699 for a stock option grant to purchase 10,000 shares of common stock made on February 7, 2006 at an exercise price of $26.69 per share; and (b) $59,740 for a stock option grant to purchase 10,000 shares of common stock made on February 7, 2007 at an exercise price of $12.50 per share.

(4)	Reflects the compensation costs recognized by Onyx in fiscal 2007 for stock option grants with the following fair values as of the grant date: (a) $66,086 for a stock option grant to purchase 10,000 shares of common stock made on August 14, 2006 at an exercise price of $12.87 per share; and (b) $169,310 for a stock option grant to purchase 10,000 shares of common stock on August 13, 2007 at an exercise price of $31.72 per share.

(5)	Reflects the compensation costs recognized by Onyx in fiscal 2007 for stock option grants with the following fair values as of the grant date: (a) $82,772 for a stock option grant to purchase 10,000 shares of common stock made on June 8, 2006 at an exercise price of $16.28 per share; and (b) $168,539 for a stock option grant to purchase 10,000 shares of common stock made on June 8, 2007 at an exercise price of $31.70 per share.

(6)	Reflects the compensation costs recognized by Onyx in fiscal 2007 for stock option grants with the following fair values as of the grant date: (a) $243,037 for a stock option grant to purchase 20,000 shares of common stock made on October 5, 2005 at an exercise price of $24.14 per share; (b) $88,960 for a stock option grant to purchase 10,000 shares of common stock made on October 5, 2006 at an exercise price of $17.46 per share; and (c) $232,491 for a stock option grant to purchase 10,000 shares of common stock made on October 5, 2007 at an exercise price of $44.12 per share.

(7)	Reflects the compensation costs recognized by Onyx in fiscal 2007 for stock option grants with the following fair values as of the grant date: (a) $60,312 for a stock option grant to purchase 10,000 shares of common stock made on December 13, 2006 at an exercise price of $11.86 per share; and (b) $287,190 for a stock option grant to purchase 10,000 shares of common stock made on December 13, 2007 at an exercise price of $55.06 per share.

(8)	Reflects the compensation costs recognized by Onyx in fiscal 2007 for stock option grants with the following fair values as of the grant date: (a) $282,856 for a stock option grant to purchase 20,000 shares of common stock made on March 9, 2005 at an exercise price of $25.30 per share; and (b) $140,478 for a stock option grant to purchase 10,000 shares of common stock made on March 9, 2006 at an exercise price of $27.63 per share; and (c) $136,582 for a stock option grant to purchase 10,000 shares of common stock made on March 9, 2007 at an exercise price of $25.67 per share.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN

The Board of Directors is requesting stockholder approval of an amendment to the Company’s 2005 Equity Incentive Plan (the “Incentive Plan”) to effect the following changes:

•	Add an additional 3,100,000 shares to the number of shares of common stock issuable under the Incentive Plan;

•	Restructure the non-discretionary grant program providing for the automatic grants of stock awards to non-employee Board members over their period of service on the Board as follows:

•	From the date of the annual meeting until December 31, 2008 only, non-employee Board members will continue to receive an option to purchase 10,000 shares of common stock on the anniversary of the date when each such non-employee Board member was first elected or appointed to the Board;

•	Beginning January 1, 2009, each continuing non-employee Board member will no longer receive an option on the anniversary of the date when such non-employee Board member was first elected or appointed to the Board;

•	On March 31, 2009 only, each non-employee Board member will receive a combination of an option to purchase 5,000 shares of common stock and a stock bonus covering 2,000 shares of common stock, with such numbers of shares increased or reduced pro rata based on the fraction of a year between the date of such non-employee Board member’s most recent annual award under the non-discretionary grant program and March 31, 2009; and

•	Beginning in 2010, on the last business day of March each year, continuing non-employee Board members will receive a combination of an option to purchase 5,000 shares of common stock and a stock bonus covering 2,000 shares of common stock, with such numbers of shares reduced pro rata if such non-employee Board member has served on the Board for less than one year.

In February 2008, the Board of Directors adopted the proposed amendment, subject to stockholder approval. The proposed amendment will increase the number of shares authorized for issuance under the Incentive Plan by 3,100,000 shares of common stock to a total of 12,260,045 shares, and restructure the non-discretionary grant program to provide a competitive equity compensation package for our non-employee Board members. The Board of Directors adopted this amendment to ensure that we have a sufficient number of shares to continue to utilize a broad array of equity incentives in order to secure and retain the services of our and our affiliates’ employees, consultants and directors, and to provide incentives for such persons to exert maximum efforts toward our success. The proposed amendments to the non-discretionary grant program are essential to our continuing efforts to attract and retain qualified and experienced individuals to serve as members of the Board at a time when their responsibilities and obligations are increasing as a result of recent changes in the law, and to assure that we will continue to have dedicated, professional, and highly-qualified individuals to serve as non-employee Board members.

During 2007 under the Incentive Plan, we granted options to purchase an aggregate of 469,500 shares of common stock to current executive officers and directors at exercise prices ranging from $12.50 to $55.06 per share, and granted to all our employees and consultants (excluding executive officers) as a group, options to purchase 698,201 shares at exercise prices ranging from $11.44 to $54.83 per share. During 2007, we granted stock bonuses covering an aggregate of 83,500 shares of common stock to current executive officers and directors, and granted to all our employees and consultants (excluding executive officers) as a group stock bonuses covering 83,247 shares.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the amendment to the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this Proposal has been approved.

The Board Of Directors Recommends
A Vote in Favor Of Proposal 2.

The terms and provisions of the Incentive Plan are summarized below. This summary, however, does not purport to be a complete description of the Incentive Plan. The Incentive Plan has been filed with the SEC as an attachment to this proxy statement and may be accessed from the SEC’s website at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the Incentive Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Corporate Secretary, Onyx Pharmaceuticals, Inc., 2100 Powell Street, Emeryville, California 94608.

The following is a summary of the material features of the Incentive Plan.

General

The Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock purchase awards, stock bonus awards, stock unit awards, and other forms of equity compensation (collectively, the “stock awards”). The Incentive Plan also provides the ability to grant performance stock awards and performance cash awards (together, the “performance awards”) so that our Compensation Committee may use performance criteria in establishing specific targets to be attained as a condition to the grant, vesting, or exercise of one or more awards under the Incentive Plan to qualify the compensation attributable to those awards as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code (the “Code”), as explained in greater detail below.

Incentive stock options granted under the Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the “Code.” Nonstatutory stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Purpose

Our Board adopted the Incentive Plan to provide a means to secure and retain the services of our and our affiliates’ employees, directors, and consultants, to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of our common stock through the grant of stock awards, and thereby align the long-term compensation and interests of those individuals with our stockholders.

Administration

Our Board administers the Incentive Plan. Subject to the provisions of the Incentive Plan, the Board has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which stock awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards. All stock awards granted under the non-discretionary grant program are made in strict compliance with its express provisions.

Our Board has the authority to delegate some or all of the administration of the Incentive Plan (except the non-discretionary grant program) to a committee or committees composed of one or more members of the Board. In the discretion of the Board, a committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. For this purpose, a “non-employee director” generally is a director who does not receive remuneration from us other than compensation for service as a director (except for amounts not in excess of specified limits applicable pursuant to Rule 16b-3 under the Exchange Act). An “outside director” generally is a director who is neither our current or former officer nor our current employee, does not receive any remuneration from us other than compensation for service as a director, and is not employed by and does not have ownership interests in an entity that receives remuneration from us (except within specified limits applicable under regulations issued pursuant to Section 162(m) of the Code). If administration is delegated to a committee, the committee has the authority to delegate certain administrative powers to a subcommittee of one or more members. As used herein with respect to the Incentive Plan, the “Board” refers to any committee the Board appoints or, if applicable, any subcommittee, as well as to the Board itself. In accordance with the provisions of the Incentive Plan, the Board has delegated administration of the Incentive Plan to the Compensation Committee.

Eligibility

As of February 29, 2008, eight executive officers, six non-employee Board members and 156 employees were eligible to participate in the Incentive Plan. Incentive stock options may be granted under the Incentive Plan only to our and our affiliates’ employees (including officers). Our and our affiliates’ employees (including officers), non-employee Board members, and consultants are eligible to receive all other types of stock awards and performance awards under the Incentive Plan. However, participation in the non-discretionary grant program is limited to the six non-employee Directors (see “Non-Discretionary Grant Program” below).

No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of our total combined voting power, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and any of our other equity plans) may not exceed $100,000.

No person may be granted options and/or stock appreciation rights under the Incentive Plan covering more than 1,000,000 shares of common stock during any calendar year. Stockholder approval of this Proposal will also constitute a re-approval of the 1,000,000-share limitation for purposes of Section 162(m) of the Code. This limitation assures that any deductions to which we would otherwise be entitled either upon the exercise of stock options or stock appreciation rights granted under the Incentive Plan, or upon the subsequent sale of the shares acquired under those awards, will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Code.

In general, at least 90% of the total number of shares of common stock subject to the Incentive Plan must be issued pursuant to (a) the exercise of options or stock appreciation rights that vest at a rate no more favorable to participants than over one year of service, and (b) stock purchase awards, stock bonus awards, and stock unit awards that vest at a rate no more favorable to participants than over three years of service. As further discussed below for each stock award, exceptions to this minimum vesting requirement apply in the event of death, disability, a corporate transaction, or a change in control.

Stock Subject to the Incentive Plan

Subject to this Proposal, the maximum number of shares of common stock available for issuance under the Incentive Plan is 12,260,045. This share reserve consists of (a) 9,160,045 shares currently reserved for issuance under the Incentive Plan, plus (b) an additional 3,100,000 shares subject to approval of the stockholders at the annual meeting. In addition, the number of shares of common stock reserved for issuance under the Incentive Plan will be reduced by 1.3 shares for each share of common stock issued pursuant to a stock purchase award, stock bonus award, stock unit award, or stock appreciation right with respect to which the strike price is less than 100% of the fair market value of the stock on the date of grant.

As of February 29, 2008, 4,533,920 shares of common stock were subject to outstanding options under the Incentive Plan, 190,189 shares of common stock were subject to stock bonus awards, and 2,390,165 shares of common stock remained available for future issuance. If stock awards granted under the Incentive Plan expire or otherwise terminate without being exercised in full or are settled in cash, the shares of common stock not acquired pursuant to such awards again become available for subsequent issuance under the Incentive Plan. If stock awards granted under the Incentive Plan are not delivered to a participant because (a) the stock award is exercised through a reduction in the number of shares subject to the stock award, (b) the appreciation distribution upon exercise of a stock appreciation right is paid in shares of common stock, or (c) shares are withheld in satisfaction of applicable withholding taxes, the number of shares not delivered will not remain available for subsequent issuance under the plan. Finally, if the exercise price is satisfied by tendering shares of common stock held by a participant, the number of shares so tendered will not remain available for subsequent issuance under the plan.

Terms of Options

Options may be granted under the Incentive Plan pursuant to stock option agreements adopted by our Board. The following is a description of the permissible terms of options under the Incentive Plan. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price.  The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 100% of the fair market value of the stock on the date of grant. As of March 17, 2008, the closing price of our common stock as reported on the Nasdaq Global Market was $25.82 per share.

Consideration.  The exercise price of options granted under the Incentive Plan may, at the discretion of the Board, be paid in (a) cash or check, (b) pursuant to a broker-assisted cashless exercise, (c) by delivery of other shares of our common stock, (d) pursuant to a net exercise arrangement, or (e) in any other form of legal consideration acceptable to the Board.

Vesting.  Options granted under the Incentive Plan may become exercisable in cumulative increments, or “vest,” as determined by the Board. Vesting typically will occur during the optionholder’s continued service with us or our affiliates, whether this service is performed in the capacity of an employee, director, or consultant (collectively, “service”) and regardless of any change in the capacity of the service performed. Shares covered by different options granted under the Incentive Plan may be subject to different vesting terms. However, options granted under the Incentive Plan (except those granted to non-employee directors) may not vest at a rate more favorable to the optionholder than over a one year period measured from the date of grant (or the date of hire for newly-hired participants), except in the event of death, disability, a corporate transaction, or a change in control. Subject to the foregoing limitations, the Board has the authority to accelerate the time during which an option may vest or be exercised.

Term.  The maximum term of options granted under the Incentive Plan is 10 years, except that in certain cases (see “Eligibility” above) the maximum term is five years.

Termination of Service.  Options under the Incentive Plan generally terminate three (3) months after termination of a participant’s service unless (a) termination is due to the participant’s disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of termination; (b) the participant dies before the participant’s service has terminated, or within three (3) months after termination of service, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to such option have passed; or (c) the option by its terms specifically provides otherwise. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Restrictions on Transfer.  A participant in the Incentive Plan may not transfer an option other than by will, by the laws of descent and distribution, or pursuant to a domestic relations order. During the lifetime of the participant, only the participant may exercise an incentive stock option. However, the Board may grant nonstatutory stock options that are transferable in certain limited instances. A participant may also designate a beneficiary who may exercise an option following the participant’s death.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Incentive Plan pursuant to stock appreciation rights agreements adopted by our Board.

Exercise.  Each stock appreciation right is denominated in shares of common stock equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of common stock equivalents with respect to which the participant is exercising the stock appreciation right, over (b) the strike price determined by the Board on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of our common stock, or any other form of consideration determined by the Board.

Strike Price.  The strike price of stock appreciation rights granted as a stand-alone or tandem stock award may not be less than 100% of the fair market value of the common stock equivalents subject to the stock appreciation rights on the date of grant.

Vesting.  Stock appreciation rights vest and become exercisable at the rate specified in the stock appreciation right agreement as determined by the Board. However, stock appreciation rights granted under the Incentive Plan (except those granted to non-employee directors) may not vest at a rate more favorable to the participant than over a one year period measured from the date of grant (or the date of hire for newly-hired participants), except in the event of death, disability, a corporate transaction, or a change in control. Subject to the foregoing limitations, the Board has the authority to accelerate the time during which a stock appreciation right may be exercised.

Term.  The maximum term of stock appreciation rights granted under the Incentive Plan is 10 years.

Termination of Service.  Upon termination of a participant’s service, the participant generally may exercise any vested stock appreciation right for three (3) months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Terms of Stock Purchase Awards and Stock Bonus Awards

Stock purchase awards and stock bonus awards may be granted under the Incentive Plan pursuant to stock purchase award agreements and stock bonus award agreements, respectively, adopted by our Board.

Purchase Price.  The purchase price for stock purchase awards must be at least the par value of our common stock.

Consideration.  The purchase price for stock purchase awards may be payable in (a) cash or check, (b) past or future services rendered to us or an affiliate, or (c) in any other form of legal consideration acceptable to the Board. The Board may grant stock bonus awards in consideration for (a) past or future services rendered to us or an affiliate, or (b) any other form of legal consideration acceptable to the Board, without the payment of a purchase price.

Vesting.  Shares of stock acquired under a stock purchase or stock bonus award may be subject to a repurchase option in our favor or forfeiture to us in accordance with a vesting schedule as determined by the Board. However, stock purchase awards and stock bonus awards granted under the Incentive Plan (except those granted to non-employee directors) may not vest at a rate more favorable to the participant than over a three (3)-year period measured from the date of grant, except in the event of death, disability, a corporate transaction, or a change in control. Subject to the foregoing limitations, the Board has the authority to accelerate the vesting of stock acquired pursuant to a stock purchase or stock bonus award.

Termination of Service.  Upon termination of a participant’s service, we may repurchase or otherwise reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable stock purchase award or stock bonus award agreement.

Restrictions on Transfer.  Rights to acquire shares under a stock purchase or stock bonus award may be transferred only upon such terms and conditions as determined by the Board.

Terms of Stock Unit Awards

Stock unit awards may be granted under the Incentive Plan pursuant to stock unit award agreements adopted by our Board.

Consideration.  The purchase price for stock unit awards may be paid in any form of legal consideration acceptable to the Board.

Settlement of Awards.  A stock unit award may be settled by the delivery of shares of our common stock, cash, or any combination as determined by the Board. At the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the stock unit award after vesting.

Vesting.  Stock unit awards vest at the rate specified in the stock unit award agreement as determined by the Board. However, stock unit awards granted under the Incentive Plan (except those granted to non-employee directors) may not vest at a rate more favorable to the participant than over a three (3)-year period measured from the date of grant, except in the event of death, disability, a corporate transaction, or a change in control. Subject to the foregoing limitations, the Board has the authority to accelerate the vesting of a stock unit award.

Dividend Equivalents.  Dividend equivalent rights may be credited with respect to shares covered by a stock unit award. We do not anticipate paying cash dividends on our common stock for the foreseeable future.

Termination of Service.  Except as otherwise provided in the applicable award agreement, stock units that have not vested will be forfeited upon the participant’s termination of service.

Terms of Performance Awards

General.  The Incentive Plan allows the Board to issue performance stock awards and performance cash awards that qualify as performance-based compensation that is not subject to the income tax deductibility limitations imposed by Section 162(m) of the Code, if the issuance of such stock or cash is approved by the Compensation Committee and the grant, vesting, or exercise of one or more stock awards and the delivery of such cash is tied solely to the attainment of certain performance goals during a designed performance period.

Performance Goals.  To assure that the compensation attributable to one or more stock purchase or stock bonus awards, restricted stock units, or performance awards will qualify as performance-based compensation that will not be subject to the $1,000,000 limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m) of the Code, the Compensation Committee has the authority to structure one or more of these awards so that stock or cash will be issued or paid pursuant to the award only upon the achievement of certain pre-established performance goals. Such goals may be based on any one of, or a combination of, the following: (a) earnings per share; (b) earnings before interest, taxes and depreciation; (c) earnings before interest, taxes, depreciation and amortization (EBITDA); (d) net earnings; (e) return on equity; (f) return on assets, investment, or capital employed; (g) operating margin; (h) gross margin; (i) operating income; (j) net income (before or after taxes); (k) net operating income; (l) net operating income after tax; (m) pre- and after-tax income; (n) pre-tax profit; (o) operating cash flow; (p) sales or revenue targets; (q) increases in revenue or product revenue; (r) expenses and cost reduction goals; (s) improvement in or attainment of expense levels; (t) improvement in or attainment of working capital levels; (u) economic value added; (v) market share; (w) cash flow; (x) cash flow per share; (y) share price performance; (z) debt reduction; (aa) implementation or completion of projects or processes; (bb) customer satisfaction; (cc) total stockholder return; (dd) stockholders’ equity; and (ee) other measures of performance selected by the Board.

Annual Limitation.  The maximum benefit to be received by a participant in any calendar year attributable to performance stock awards may not exceed 1,000,000 shares of common stock. The maximum benefit to be received by a participant in any calendar year attributable to performance cash awards may not exceed $2,000,000. Stockholder approval of this Proposal will also constitute a re-approval of the foregoing limitations for purposes of Section 162(m) of the Code.

Terms of Other Stock Awards

General.  The Board may grant other stock awards based in whole or in part by reference to the value of our common stock. Subject to the provisions of the Incentive Plan, the Board has the authority to determine the persons to whom and the dates on which such other equity awards will be granted, the number of shares of our common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the Incentive Plan.

Vesting.  Other stock awards granted under the Incentive Plan may not vest at a rate more favorable to the participant than over a three (3)-year period measured from the date of grant, except in the event of death, disability, a corporate transaction, or a change in control. Subject to the foregoing limitations, the Board has the authority to accelerate the vesting of an other stock award.

Non-Discretionary Grant Program

The revised non-discretionary grant program under the amended Incentive Plan provides for the automatic grant of stock options and stock bonuses to non-employee Board members over their period of service on the Board. These stock awards will be granted as follows:

Initial Option Grant.  Each new non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option to purchase 20,000 shares of our common stock (the “initial option grant”). The initial option grant remains unchanged from the existing Incentive Plan.

Annual Options Until December 31, 2008.  Between the date of the annual meeting and December 31, 2008 only, on the anniversary date of the date when each non-employee Board member was originally elected or appointed to the Board, each such non-employee Board member will continue to be automatically granted a stock option to purchase 10,000 shares of our common stock. Beginning on January 1, 2009, continuing non-employee Board member will no longer receive such annual options to purchase 10,000 shares.

Transitional Annual Awards on March 31, 2009.  On March 31, 2009, each non-employee Board member will be granted an option to purchase 5,000 shares of our common stock and a stock bonus award covering 2,000 shares of our common stock, with such numbers of shares increased or reduced pro rata based on the fraction of a year between the date of such non-employee Board member’s most recent annual award under the non-discretionary grant program and March 31, 2009. The number of shares of our common stock subject to each such annual option and stock bonus award will be rounded down to the next whole share. Any non-employee Board member who did not receive an initial option grant, for example, because such individual was an employee at the time of his or her initial appointment or election to the Board and not otherwise eligible to receive such an option, will be granted an option to purchase 5,000 shares of our common stock and a stock bonus award covering 2,000 shares of our common stock.

New Annual Awards Beginning on March 31, 2010.  Beginning in 2010, on the last business day of March each year, continuing non-employee Board members will receive a combination of an option to purchase 5,000 shares of our common stock and a stock bonus award covering 2,000 shares of our common stock, with such numbers of shares reduced pro rata if such non-employee Board member has served on the Board for less than one year. The number of shares of our common stock subject to each such annual option and stock bonus award will be rounded down to the next whole share.

Terms of Options.  The exercise price of each option granted under the non-discretionary grant program is 100% of the fair market value of the common stock subject to the option on the date of grant. The maximum term of options granted under the non-discretionary grant program is ten years. The remaining terms and conditions of each option are set forth in an option agreement in the form adopted from time to time by the Board.

Terms of Stock Bonus Awards.  Stock bonus awards are granted in consideration for past or future services rendered to us. The remaining terms and conditions of each stock bonus award are set forth in the stock bonus award agreement in the form adopted form time to time by the Board.

Corporate Transactions.  In the event of (a) certain significant corporate transactions, or (b) the successful completion of a tender or exchange offer for securities possessing more than 50% of our total combined voting power, the vesting of stock awards granted under the non-discretionary grant program will automatically accelerate in full.

Changes to Capital Structure

In the event any change is made to the outstanding shares of our common stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to: (a) the maximum number and/or class of securities issuable under the Incentive Plan, (b) the maximum number and/or class of securities for which any one person may be granted stock awards per calendar year, (c) the number and/or class of securities for which stock awards are subsequently to be made under the non-discretionary grant program to new and continuing non-employee Board members, and (d) the number and/or class of securities and the price per share in effect under each outstanding stock award under the Incentive Plan.

Corporate Transactions; Changes in Control

In the event of certain significant corporate transactions, all outstanding stock awards under the Incentive Plan may be assumed, continued or substituted by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute such stock awards, then (a) with respect to any such stock awards that are held by individuals then performing services for us or our affiliates, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will be terminated if not exercised prior to the effective date of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised prior to the effective date of the corporate transaction. Other stock awards such as stock purchase awards may have their repurchase or forfeiture rights assigned to the surviving or acquiring entity (or its parent company) in the corporate transaction. If such repurchase or forfeiture rights are not assigned, then such stock awards will become fully vested.

The Board may also provide that the holder of an outstanding stock award not assumed in the corporate transaction will surrender such stock award in exchange for a payment equal to the excess of (a) the value of the property that the holder would have received upon exercise of the stock award, over (b) the exercise price otherwise payable in connection with the stock award.

A significant corporate transaction will be deemed to occur in the event of (a) a sale of all or substantially all of our and our subsidiaries’ consolidated assets, (b) the sale of at least 90% of our outstanding securities, (c) a merger or consolidation in which we are not the surviving corporation, or (d) a merger or consolidation in which we are the surviving corporation, but shares of our outstanding common stock are converted into other property by virtue of the corporate transaction.

The Board has the discretion to provide that a stock award under the Incentive Plan will immediately vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued, or substituted by a surviving or acquiring entity in the transaction, or (b) in the event a participant’s service with us or a successor entity is terminated, actually or constructively, within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the Incentive Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement.

The acceleration of a stock award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control over us.

Duration, Termination and Amendment

The Board may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time. Unless sooner terminated, the Incentive Plan will terminate on April 17, 2015.

The Board may amend or modify the Incentive Plan at any time, subject to any required stockholder approval. Stockholder approval will be required for any amendment that (a) materially increases the number of shares available for issuance under the Incentive Plan, (b) materially expands the class of individuals eligible to receive stock awards under the Incentive Plan, (c) materially increases the benefits accruing to the participants under the Incentive Plan or materially reduces the price at which shares of common stock may be issued or purchased under the Incentive Plan, (d) materially extends the term of the Incentive Plan, or (e) expands the types of awards available for issuance under the Incentive Plan.

The Board also may submit any other amendment to the Incentive Plan intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Incentive Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options.  Incentive stock options granted under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (a) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (b) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options.  No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Stock Appreciation Rights.  No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the year in which such ordinary income is recognized by the participant.

Stock Purchase Awards and Stock Bonus Awards.  The tax principles applicable to stock purchase awards and stock bonus awards under the Incentive Plan will be substantially the same as those summarized above for the exercise of nonstatutory stock options.

Stock Unit Awards.  No taxable income is recognized upon receipt of a stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance.

The participant and we will be required to satisfy certain tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Potential Limitation on Deductions.  Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1,000,000. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if (a) such awards are granted by a compensation committee comprised solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the per-employee limitation is approved by the stockholders, and (d) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

Compensation attributable to stock purchase awards, stock bonus awards, stock unit awards, performance stock awards, and performance cash awards will qualify as performance-based compensation, provided that: (a) the award is granted by a compensation committee comprised solely of “outside directors,” (b) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (c) the Compensation Committee certifies in writing prior to the grant, vesting or exercise of the award that the performance goal has been satisfied, and (d) prior to the grant of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal).

New Plan Benefits Under Amendment

No stock awards have been granted under the Incentive Plan on the basis of the share increase that forms part of this Proposal. See the section titled “Non-Discretionary Grant Program” in this Proposal 2 for additional details regarding grants of stock awards to non-employee Board members.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since our inception in 1992. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our and our stockholders’ best interests.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

In connection with the audit of the 2007 financial statements, we entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young will perform our audit services. That agreement is subject to alternative dispute resolution procedures.

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2007 and December 31, 2006 by Ernst & Young, our principal accountant:

	Fiscal Year Ended
	2007	2006
	(In thousands)

Audit Fees	$554	$528
Audit-related Fees	—	—
Tax Fees	—	32
Other Fees	—	—

Total Fees	$554	$560

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees we paid Ernst & Young for professional services for the audit of our financial statements included in Form 10-K and review of financial statements included in Form 10-Qs, for services related to attestation of management’s assessment of the effectiveness of internal controls under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and for services that are normally provided by the accountant in connection with statutory and regulatory filings; and “tax fees” are fees for preparation of federal and state income tax returns and related tax advice.

All fees and services described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent public accounting firm, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 3.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS2

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2007.

Our management is responsible for the preparation, presentation and integrity of our financial statements and is also responsible for maintaining appropriate accounting and financial reporting practices and policies. Management is also responsible for establishing and maintaining adequate internal controls and procedures designed to provide reasonable assurance that we are in compliance with accounting standards and applicable laws and regulations.

Ernst & Young LLP, our independent registered public accounting firm for 2007, is responsible for expressing opinions on the conformity of our audited financial statements with accounting principles generally accepted in the United States and has expressed its own opinion on the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2007, management’s assessment of the effectiveness of our internal control over financial reporting and Ernst &Young’s independent evaluation of our internal control over financial reporting. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). Ernst & Young has provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Ernst & Young that firm’s independence.

Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for the year ended December 31, 2007 and selected Ernst & Young as our independent registered public accounting firm for the year ended December 31, 2008.

From the members of our Audit Committee:

Corinne H. Lyle, Chair
Magnus Lundberg
Thomas G. Wiggans

2 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, other than the Company’s Annual Report on Form 10-K, whether made before or after the date hereof and irrespective of any general incorporation language in that filing.

MANAGEMENT

Information with respect to our executive officers and other members of management as of March 17, 2008 is set forth below:

Name	Age	Position

Hollings C. Renton(1)	61	Chairman of the Board, President and Chief Executive Officer
Laura A. Brege	50	Executive Vice President and Chief Operating Officer
Henry J. Fuchs, M.D.	50	Executive Vice President and Chief Medical Officer
Gregory J. Giotta, J.D., Ph.D.	61	Vice President and Chief Legal Counsel
Gregory W. Schafer	43	Vice President and Chief Financial Officer
Julianna Wood	52	Vice President, Corporate Communications & Investor Relations

(1)	N. Anthony Coles, age 47, was appointed as a Director by the Board, effective March 31, 2008, to fill the vacancy created by the retirement of Hollings C. Renton, effective March 31, 2008.

Hollings C. Renton has served as a Director since April 1992, as President and Chief Executive Officer since March 1993, and as Chairman of the Board since June 2000. Mr. Renton will be retiring as Chairman, President and Chief Executive Officer of Onyx Pharmaceuticals effective March 31, 2008. Prior to joining us, Mr. Renton served as President and Chief Operating Officer of Chiron Corporation, a biotechnology company, from December 1991 following Chiron Corporation’s acquisition of Cetus Corporation, a biopharmaceutical company. Prior to the acquisition, Mr. Renton served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer of Cetus Corporation from 1987 to 1990. Mr. Renton also serves on the Boards of Directors of Cepheid Corporation and Rigel Pharmaceuticals, Inc. Mr. Renton holds a B.S. in Mathematics from Colorado State University and an M.B.A. from the University of Michigan.

N. Anthony Coles, M.D. was appointed President, Chief Executive Officer and a member of the company’s Board of Directors, effective March 31, 2008. From May 2006 to March 17, 2008, Dr. Coles was President, Chief Executive Officer, and a member of the Board of Directors of NPS Pharmaceuticals, Inc., a biotechnology company focused on the discovery and development of novel therapeutics. From November 2005 to May 2006, Dr. Coles was President, Chief Operating Officer and a member of the Board of Directors of NPS Pharmaceuticals. From 2002 until October 2005, Dr. Coles was Senior Vice President of Commercial Operations at Vertex Pharmaceuticals Incorporated. Beginning in 1996, Dr. Coles held a number of executive positions while at Bristol-Myers Squibb Company, including Senior Vice President of Strategy and Policy; Senior Vice President of Marketing and Medical Affairs, Neuroscience/Infectious Diseases/Dermatology; Vice President, Western Area Sales Cardiovascular and Metabolic Business Unit for U.S. primary care; and Vice President, Cardiovascular Global Marketing. From 1992 until 1996, Dr. Coles served in various positions at Merck & Company, Inc., most recently as Vice President of the Hypertension and Heart Failure Business Group. Dr. Coles earned his M.D. from Duke University, his master’s degree in public health from Harvard College and his undergraduate degree from Johns Hopkins University. Dr. Coles currently serves as a Trustee for Johns Hopkins University and Boston Medical Center, and as a Director for FoldRx Pharmaceuticals.

Laura A. Brege joined us in June 2006 as Executive Vice President and Chief Business Officer. Previously, Ms. Brege was a General Partner at Red Rock Management, a venture capital firm specializing in early stage financing for technology companies, since 1999. From 1991 to 1999, Ms. Brege served as the Senior Vice President, Chief Financial Officer for COR Therapeutics, Inc., a biotechnology company. Prior to joining COR Therapeutics Ms. Brege served in various financial roles at Flextronics, Inc. and The Cooper Companies. Ms Brege currently serves on the Board of Directors of Angiotech Pharmaceuticals. Ms. Brege holds an MBA from University of Chicago and a B.A. in Government and a B.S. in Economics from Honors Tutorial College, Ohio University.

Henry J. Fuchs, M.D., joined us in September 2005 as Executive Vice President and Chief Medical Officer. From January 2003 to June 2005, Dr. Fuchs served as Chief Executive Officer of IntraBiotics, a biotechnology company, as President and Chief Operating Officer of IntraBiotics from November 2001 to January 2003 and as Vice President of Clinical Affairs of IntraBiotics from 1996 to 2001. From 1987 to 1996, Dr. Fuchs was employed by Genentech where he held a number of positions of increasing responsibility. While at Genentech he led the clinical team that played an integral role in the approval of Herceptin, a breast cancer treatment, as well as Pulmozyme, a therapeutic for cystic fibrosis. Dr. Fuchs earned an M.D. degree from George Washington University and a B.A. in biochemical sciences from Harvard College. Dr. Fuchs serves on the Board of Directors of IntraBiotics.

Gregory J. Giotta, Ph.D., J.D. joined us in June 1995 as Vice President and Chief Legal Counsel. Prior to joining us, Dr. Giotta served as Vice President and Chief Intellectual Property Attorney at Glycomed Corporation, a biotechnology company, from 1992 to 1995. Dr. Giotta earned a Ph.D. from the University of California at Santa Cruz and a J.D. from the University of San Diego.

Gregory W. Schafer joined us in April 2006 and has served as Vice President and Chief Financial Officer since July 2006. From April 1, 2006 to July 2006, Mr. Schafer served as Acting Chief Financial Officer. From March 2006 to April 1, 2006, Mr. Schafer served as a consultant to us. Prior to that, Mr. Schafer was a senior financial consultant to several public biotechnology companies and also held various positions, including the Vice President and Chief Financial Officer of Cerus Corporation, a public biotechnology company. Mr. Schafer serves on the Board of Directors of Nile Therapeutics. Mr. Schafer holds a B.S.E. from the University of Pennsylvania and an M.B.A. from the Anderson Graduate School of Management at UCLA.

Julianna Wood joined us as Vice President, Corporate Communications and Investor Relations in May 2003. From December 2001 to May 2003, Ms. Wood was Senior Director of Investor Relations and Corporate Communications at Caliper Technologies Corporation. Previously, she served in a similar capacity at Sangamo BioSciences, Inc. and Chiron Corporation. Ms. Wood holds a B.A. from Stanford University and has an M.B.A. from Duke University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 29, 2008 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Beneficial Ownership(1)

		Shares Issuable
		Pursuant to
		Options of
		Warrants
		Exercisable
		Within
	Outstanding	60 Days of
	Shares of	February 29,	Percent of
Name of Beneficial Owner	Common Stock	2008	Total

Entities Affiliated with Sectoral Asset Management Inc.(2)	2,899,312	—	5.23%
2100-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada
Fidelity Management & Research(3)	3,397,655	—	6.13%
82 Devonshire Street Boston, Massachussetts 02109
Entities Affiliated with D.E. Shaw & Co. L.P.(4)	4,374,668	—	7.90%
120 W. 45th Street, Tower 45, 39th Floor New York, NY 10036
Paul Goddard, Ph.D.	—	51,500	*
Antonio J. Grillo-López, M.D	—	48,750	*
Magnus Lundberg	—	30,000	*
Corinne Lyle	—	22,500	*
Wendell Wierenga, Ph.D.	—	35,000	*
Thomas G. Wiggans	1,000	35,417	*
Hollings C. Renton(5)	114,136	462,469	1.03%
Gregory W. Schafer	3,500	51,552	*
Laura Brege	12,413	85,835	*
Henry J. Fuchs	15,208	211,615	*
Edward F. Kenney	28,158	326,562	*
All executive officers and directors as a group (13 persons)(6)	181,615	1,520,162	2.99%

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 55,396,054 shares outstanding on February 29, 2008 adjusted as required by rules promulgated by the SEC.

(2)	Sectoral Asset Management Inc, in its capacity as an investment adviser, has the sole right to dispose of or vote the number of shares of common stock set forth in the table above. Jérôme G. Pfund and Michael L. Sjöström are the sole shareholders of Sectoral Asset Management Inc. Sectoral Asset Management, Inc. and Messrs. Pfund and Sjöström disclaim beneficial ownership of our common stock held by Sectoral Asset Management Inc.

(3)	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,396,955 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC., through its control of Fidelity, and the Funds each has sole power to dispose of the 3,396,955 shares owned by the Funds. Neither FMR LLC. nor Edward C. Johnson 3d, Chairman of FMR LLC., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR LLC. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 700 shares as a result of its serving as investment manager of the institutional account owning such shares. Edward C. Johnson 3d and FMR LLC., through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 700 shares and sole power to vote or to direct the voting of 700 shares of Common Stock owned by the institutional accounts as reported above. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC., are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC., representing approximately 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(4)	Includes 3,963,570 shares held in the name of D.E. Shaw Valence Portfolios, L.L.C.; 298,300 shares that D.E. Shaw Valence, L.L.C. has the right to acquire within 60 days of February 29, 2008; 112,798 shares held under the management of D.E. Shaw Investment Management, L.L.C. David E. Shaw is the President and sole shareholder of D.E. Shaw & Co., Inc., which is the general partner of D.E. Shaw & Co., L.P., which is the managing member and investment adviser of D.E. Shaw Valence Portfolios, L.L.C. and the managing member of D.E. Shaw Investment Management, L.L.C. David E. Shaw may be deemed to have the shared voting power to vote or direct the vote of, and the shared power to dispose or direct the disposition of the shares held by the D.E. Shaw entities. Mr. Shaw disclaims beneficial ownership of such shares.

(5)	Includes 112,936 shares held by the Renton Family Trust and 1,200 shares held by Mr. Renton’s spouse. Of the shares exercisable within 60 days of February 29, 2008, 29,792 would be unvested and subject to repurchase by us if exercised.

(6)	Of the shares exercisable within 60 days of February 29, 2008, 64,481 would be unvested and subject to repurchase by us if exercised.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except however, for the unintended omission by Mr. Renton to file a Form 4 in connection with a charitable gift of stock by Mr. Renton. This omission was corrected by the reporting of this gift in a late Form 4 filing by Mr. Renton on March 12, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. These duties include (i) approving the compensation philosophy for executive officers, including the compensation objectives, target pay position and peer group for executive compensation benchmarking; (ii) determining the type and level of compensation for our executive officers, except for the Chief Executive Officer; (iii) evaluating the performance of the Chief Executive Officer and making recommendations to our Board of Directors regarding the type and level of the Chief Executive Officer’s compensation; and (iv) overseeing the administration of our compensation plans, including our 2005 Equity Incentive Plan, 2005 Employee Stock Purchase Plan, and annual incentive bonus program.

Our Compensation Committee operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of our Compensation Committee. The charter is periodically reviewed and revised by our Compensation Committee and our Board of Directors and is available on our website at: http://onyx-pharm.com/pdf/comp_comm_charter.pdf; however, information found on our website is not incorporated by reference into this proxy statement.

Executive Compensation Philosophy and Objectives

The Compensation Committee’s overall goals with respect to executive officers are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability, performance, and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. The Compensation Committee believes that the most effective compensation program is one that provides competitive base pay, rewards the achievement of established annual and long-term goals and objectives, and provides an incentive for retention.

To achieve an effective compensation program, the three compensation elements used for executive officers in 2007 were base salary, cash bonus, and equity awards. The Compensation Committee believes that these three elements are the most effective combination in motivating and retaining the executive officers at this stage of our business.

Compensation Objectives

Our executive compensation program is designed around five principles:

1) Offer competitive market compensation opportunities that will allow us to attract and retain executive officers capable of leading us to the fulfillment of our strategic business objectives.

2) Ensure that our executive officers are focused on operational goals to build toward our longer-term success.

3) Align the interests of executive officers and stockholders to achieve long-term stock price performance through our equity compensation program.

4) Structure compensation programs with a significant portion of variable, or at-risk, compensation to ensure that the actual compensation realized by executive officers is directly and demonstrably linked to company performance.

5) Create a compensation program that supports Onyx’s core values and culture.

Target Pay Position/Mix of Pay

The main components used to support these objectives are base salary, annual incentive bonus program, equity awards and certain other benefits (discussed in greater detail below under “Executive Officer Compensation”). The combined mix of these pay elements allows us to provide a competitive total rewards package to our executives. To date, we have not specified a target percentage of the overall compensation package to be represented by the various compensation elements. However, historically, equity compensation has represented the largest component. Employees in more senior roles have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results. For each target or predetermined element of compensation, such as bases salary, target bonus and quantity of equity awards, our strategy has been to examine peer group compensation practices and set target compensation at or around the 60th percentile of the peer group for each such element of compensation. This is the same target pay position for all our employee levels. However, our Compensation Committee has historically approved actual compensation for officers at levels other than the 60th percentile target based on the unique nature of the position, the individual’s experience, the critical nature of the position, individual performance relative to our success and individual and company performance relative to internal goals and the peer group to ensure an appropriate pay-for-performance alignment. In addition, we emphasize variable, or at-risk, compensation to link actual compensation to corporate performance.

Process for Setting Executive Officer Performance and Compensation

Our Compensation Committee generally holds a minimum of three scheduled meetings during the year with additional meetings held from time to time to review and discuss executive compensation. Discussions regarding executive officer compensation typically occur during the last two meetings of a calendar year and the first meeting of the following calendar year. In the third quarter of the year, the Compensation Committee generally reviews emerging topics with respect to executive compensation, determines the scope of the deliverables and what information and analysis the Compensation Committee requires from the independent consultant, reviews the compensation philosophy, updates and approves the peer group for comparable data for the following year, establishes the 401(k) match for the following year and reviews the number of shares available for our equity plans. Generally, in the fourth quarter of each year, the Compensation Committee reviews, modifies and approves recommendations made by management, based in part on input from the independent consultant for the following year’s pool of adjustments to base salaries, if any, adjustments to the annual incentive bonus program, if any, and adjustments to our stock award guidelines, if any. In addition, at this meeting, a preliminary determination of performance goal achievement under the annual incentive bonus program is made for purposes of determining the costs of such compensation for the current year. In the first meeting of each year, the Compensation Committee determines our achievement of the previous year’s performance goals under our annual incentive bonus program, reviews executive officer performance and approves any adjustments to base salaries, bonus payments under the annual incentive bonus program, and annual stock and stock option awards for each executive officer. In addition, the Committee determines recommendations for the full Board of Directors’ approval of any adjustments to the Chief Executive Officer’s base salary, bonus, and stock and stock option awards.

For both 2007 and 2006, the Compensation Committee engaged Radford Surveys + Consulting (“Radford”), an independent compensation consultant, to review our compensation philosophy and the compensation policies of a peer group, and provide competitive compensation analyses and recommendations regarding Onyx’s practices with respect to base salary, incentive cash compensation, equity compensation and our 401(k) plan. In addition, the Company subscribes to Radford’s annual biotechnology compensation survey data on an ongoing basis. Radford advised the Compensation Committee on all of the principal aspects of executive compensation, including industry trends, competitive levels for base salaries and annual and long-term incentives. The Compensation Committee regularly meets in executive session to discuss executive compensation issues in which Radford may be asked to participate. Radford attended meetings of the Compensation Committee when requested to do so and reported to the Compensation Committee rather than to management, although they met with management for purposes of gathering information on proposals that management may make to the Compensation Committee.

Compensation Benchmarking

The Compensation Committee benchmarks the Company’s executive compensation against a peer group of companies to determine competitiveness and market trends. The peer group examined in 2007 to assess the competitiveness of our executive compensation consisted of 18 biopharmaceutical and biotech companies that were similar to us with respect to several metrics, principally including: revenue, employee size, companies with products on the market or close to commercialization, labor market competition and market capitalization.

The Compensation Committee reviews the companies in our peer group annually, with guidance from Radford, and makes adjustments as necessary to ensure the group continues to properly reflect the market in which we compete for talented executives. We also review annually the executive pay practices of other similarly situated companies as reported in industry surveys and reports from compensation consulting firms. These surveys are specific to the biopharmaceutical and biotech sector and we request customized reports of these surveys so that the compensation data reflects the practices of companies that are similar to us. This information is also considered when making recommendations for each element of compensation.

In 2007, the Compensation Committee evaluated the peer group and based on the metrics noted above, approved a peer group consisting of the following 18 companies:

Alkermes, Inc.	Millennium Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Myriad Genetics, Inc.
Cubist Pharmaceuticals, Inc.	Nektar Therapeutics
Exelixis, Inc.	OSI Pharmaceuticals, Inc.
Human Genome Sciences, Inc.	Pharmion Corporation
ImClone Systems, Inc.	Regeneron Pharmaceuticals, Inc.
Lifecell Corporation	The Medicines Company
Medarex, Inc.	Theravance, Inc.
MGI Pharma, Inc.	ZymoGenetics, Inc.

Data on the compensation practices of the above-mentioned peer group generally is gathered by Radford or through searches of publicly available information, including publicly available databases. Peer group data is gathered with respect to base salary, bonus targets and all equity awards (including stock options and restricted stock). It does not include generally available benefits, for example, health care coverage.

Executive Compensation Components

Base Salary

Base salary is the primary fixed compensation element in the executive pay program which is intended to attract and retain executive officers capable of leading us to the fulfillment of our strategic business objectives. Our Compensation Committee believes that base salaries should reflect the job responsibilities, experience and skill level of the executive, and pay level relative to similar positions at companies in our peer group, as well as internal equity with respect to the rest of the executive team. We have an annual “merit budget” based on data provided by Radford which is the company’s overall budget for base salary increases and includes recommended guidelines for adjustments based on an employee’s individual performance against annual goals and objectives and their compensation compared to similar positions within and outside of the company. These guidelines are used throughout our company for employees at all grade levels. All base salary increases are effective on January 1 of each year.

Annual Incentive Bonus Program

Our annual incentive bonus program is an “at-risk” compensation arrangement designed to reward our executive officers (as well as all our employees) for the achievement of key financial and operational goals that we believe will provide the foundation for creating longer-term stockholder value. Payment of bonuses to our executive officers is subject to the achievement of a minimum performance threshold tied to our corporate goals established by the Board of Directors. In February 2008, the Compensation Committee determined that the Company achieved 140% of the performance targets established for 2007 primarily due to the Company exceeding quantitative targets for sales performance and commercial profitability as well as qualitative targets relating to approval and launch of Nexavar in the United States (U.S.) and European Union (EU) for liver cancer, as well as longer-term development and financial goals.

Equity Compensation

Equity compensation represents the largest at-risk component of our executive officer compensation program. We believe this is appropriate to align the interests of our executive officers with those of our stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our common stock through the grant of a mix of stock options and restricted shares. The target mix of stock options to restricted shares for all vice presidents and above as part of their annual award is 70% stock options and 30% restricted stock. In addition, the Compensation Committee has delegated to management the option, at their discretion, to offer a 70% stock option and 30% restricted stock mix to all vice presidents and above upon hire. For all other employees, the ratio is 100% stock options upon hire and 50% each of stock options and restricted stock as part of their annual award. With restricted stock awards, the number of shares granted is determined based on a 3:1 ratio of stock options to restricted stock. For example, an executive officer, who would have received a stock option award of 100 shares in previous years, would instead receive a stock option award of 70 shares and 10 shares of restricted stock under our new guidelines. Stock options are issued with an exercise price equal to the closing price of our stock on the date of grant, which, for annual grants, is the last business day of March of that year. Stock options provide value only if our stock price increases, which benefits all stockholders and the executive or employee only if he or she remains with us until his or her options vest, thus aligning the interests of our stockholders, and our employees and executives, during their employment, in the long-term success of the Company. Our standard practice is to grant options to executive officers (as well as other employees) upon hire that vest ratably over a four-year period (the first 1/4th vest one year from the grant date and 1/48th each month thereafter until fully vested) and each year to grant additional options to executive officers (as well as other employees) that vest 1/8th after six months from grant date and 1/48th each month thereafter over four years. We believe this vesting schedule is appropriate and encourages retention of our executive officers as individuals must remain employed for one year before they can potentially realize any value and remain with us a total of four years to realize the maximum value of any individual grant. This vesting schedule is typical of our peer companies. In 2007, we introduced restricted shares to all employees including executive officers as part of the annual grant process because restricted shares provide an equity vehicle that aligns the incentives with long-term shareholder value, reduces shareholder dilution and retains a value independent of stock price. Our standard practice is for restricted shares to vest annually over three years from the date of grant.

Equity Grant Practices

Our Compensation Committee approves all equity grants to our executive officers, other than the Chief Executive Officer. Equity grants made to the Chief Executive Officer are approved by the full Board of Directors. We grant options at exercise prices equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant. In addition, we do not coordinate grants of options so that they are made before an announcement of favorable information, or after an announcement of unfavorable information. We do not reprice options. Likewise, if our stock price declines after the grant date, we do not replace options. Our practice has been to grant stock options for all employees on their first day of employment, or the effective date of a promotion that carries an option grant with it, and to approve annual stock award grants at the first Compensation Committee of the year and full Board of Directors meeting (typically in February or March). In 2007, the Board of Directors established the grant date for annual equity incentive awards for all employees to be the last business day of March for annual grants awarded in 2007 and for each year thereafter. The annual merit grant date and associated exercise price of executive officer grants do not vary from the rest of the employee population. Our Compensation Committee and our Board of Directors selected the date of the first Compensation Committee and Board of Directors meeting of each year as the date to approve annual equity grants because it coincides with our Compensation Committee’s and Board of Directors’ review of the Company’s and individual’s performance during the year and the approval of other executive officer compensation decisions (e.g., base salary increases and bonus payments). Further, our Compensation Committee and our Board of Directors believe that the meetings provide adequate time for our Compensation Committee and Board of Directors to ask questions of the Chief Executive Officer regarding his recommendations for the other Named Executive Officers and to carefully deliberate the Chief Executive Officer’s compensation arrangements.

For administrative efficiency, our Board of Directors has created a restricted stock committee, currently composed of the Chief Executive Officer, and has delegated authority to that committee to approve restricted stock awards to non-executive officer employees and consultants. The Board of Directors has also granted to the Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer the authority to approve option grants to non-executive officer employees. The purpose of these delegations of authority is to enhance the flexibility of option and stock administration within the Company and to facilitate the timely granting of options and restricted stock awards to employees, particularly new employees. All stock option and restricted stock awards granted by the authorized delegates must comply with the terms and conditions of our 2005 Equity Incentive Plan and must be within specified limits approved by the Compensation Committee. In particular, the authorized delegates may not grant options or restricted stock awards to executive officers, including himself or herself, or grant options or restricted stock awards to any employee to acquire more than an aggregate of 100,000 shares per year or any consultant to acquire more than 10,000 shares per year individually, or 40,000 shares to consultants as a group, without Compensation Committee approval.

Benefits and Perquisites

Beginning in fiscal year 2006 and continuing through 2007 and 2008, the executive officers are eligible to receive health care coverage that is generally available to other Onyx employees.

Onyx maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all Onyx employees were eligible to contribute up to $15,500 of their compensation in 2007 subject to certain Internal Revenue Service and plan restrictions. Beginning in fiscal year 2007, Onyx provided a discretionary company match for all employee contributions of $0.50 per dollar contributed, up to a maximum match of $3,000 in any calendar year. In fiscal year 2008, the maximum match was increased to $3,500 in any calendar year. Onyx does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan.

Onyx also offers a number of other benefits to the executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefits programs include the Employee Stock Purchase Plan (ESPP), medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, employee assistance and certain other benefits. Many employees are also eligible for variable pay under sales incentive plans and the incentive plans described above.

The 401(k) Plan and other generally available benefit programs allow Onyx to remain competitive for employee talent, and Onyx believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Onyx. The main objectives of Onyx’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving financial retirement goals, enhanced health and productivity and to provide support for global workforce mobility, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

On an annual basis, Onyx benchmarks its overall benefits programs against our peers using biotechnology industry data. Onyx generally structures its benefits programs at or above the median of its peer group, which Onyx believes allows us to remain competitive in attracting and retaining talent. We also evaluate the competitiveness of our 401(k) Plan as related to similar plans of our peer group members by analyzing the dollar value to an employee and the dollar cost to Onyx for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefits programs in light of the overall objectives of the program, including the effectiveness of the retention and incentive features of such programs and our targeted percentile range.

Nonqualified Deferred Compensation

The company does not have a Deferred Compensation Plan.

Tax Considerations

We believe it is in our best interest, to the extent practical, to have executive officer compensation be fully deductible under Section 162(m). Section 162(m) of the Code generally provides that a publicly-held company may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds

$1 million per officer in a calendar year. Compensation that is “performance-based compensation” within the meaning of the Code does not count toward the $1 million deduction limit.

We have taken steps to structure payments to executive officers under the corporate bonus and equity compensation programs to meet the Section 162(m) requirements. Our Compensation Committee nevertheless retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention. Further, due to recent changes in Internal Revenue Service interpretations regarding Section 162(m), we will be reviewing our relevant compensation policies and practices with regard to Section 162(m) in fiscal year 2008.

Total Compensation

We believe we are fulfilling our compensation objectives and in particular, rewarding executive officers in a manner that supports our strong pay-for-performance philosophy and in a way that strives to maintain fair, reasonable and responsible pay. A substantial portion of executive compensation is tied directly to our performance and is structured to ensure that there is an appropriate balance between our long-term and short-term performance. On average, the base pay and target total cash including target bonuses for the Named Executive Officers in 2007 were each approximately at the 50th percentile of our peer group. Equity compensation was approximately at the 60th percentile based on the number of shares granted, the 50th percentile based on the number of shares granted relative to the total outstanding shares of the Company and the 75th percentile using the Black-Scholes valuation as compared to a peer group. The average resulting mix of compensation elements for executive officers was approximately 25% base salary, 15% target annual bonus opportunity and 60% for equity grant value in line with our compensation philosophy.

2007 Executive Officer Compensation

2007 Base Salary

The Chief Executive Officer makes compensation recommendations for each of the executive officers (other than himself) and to the extent the officer does not report directly to him, he will collect input from the officer’s direct line-manager. When developing his recommendations, he considers the Company’s performance during the past year, the individual’s performance during the past year against his or her individual goals and objectives, the expected future contribution of the executive officer, the annual merit guidelines and how his or her salary compares against the external market peer companies and to the compensation of other internal executive officers. In March 2007, Mr. Renton presented his recommendations for the executive officers’ salaries (except himself) to our Compensation Committee. The salaries proposed for 2007 represented an average increase of 3.9% over 2006 salary levels for the executive officers (excluding Mr. Renton). Mr. Renton proposed increases in salary levels for the executive officers (other than himself) due to their performance, their positions relative to the external market and internal equity considerations relative to other employees. Based on Mr. Renton’s performance evaluation for these individuals, comparable market data for these positions and our strong performance overall, our Compensation Committee approved Mr. Renton’s recommendations for the executive officers.

Our Compensation Committee makes compensation recommendations for the Chief Executive Officer that must be approved by our full Board of Directors. For 2007, our Compensation Committee recommended that Mr. Renton’s salary be increased 7.6% to $565,000, which was in the 50th percentile as compared to our peer group.

2007 Annual Incentive Bonus Program

In March 2007 as a result of its review of our compensation practices, the Compensation Committee modified the annual incentive bonus award program target awards to align more closely with industry and our peer group’s practices and to directly link bonus awards to pre-determined financial targets for the Company. The Compensation Committee determined that a larger component of overall compensation for the Company’s highest level executive officers should be “at risk” while maintaining the objective of targeting total executive compensation near the 60th percentile of peer companies. For the year ended December 31, 2007, target bonus opportunities for executive officers, including the Chief Executive Officer, ranged from 30% to 60% of their individual base salary if the company performance goal achievement was 100%. The range of bonus opportunity is determined based on job position and market comparability in order to approximately meet the 50th percentile of our peer group. The actual amount an executive officer could earn was between 0% and 150% of the target amount, subject to actual performance against the applicable performance goals, as determined by our Compensation Committee.

Performance goals are established and approved by our Board of Directors prior to March 31 of each year. For the year ended December 31, 2007, 100% of the annual target bonuses for the Chief Executive Officer, Chief Financial Officer and executive vice presidents were based on corporate performance. For all other vice presidents, 70% of the annual target bonus was based on corporate performance and 30% of the annual bonus was based on individual performance. The Compensation Committee can modify actual bonus payments based on the contributions of each executive officer to corporate performance goals, however, the overall pool of bonus payments for executive officers, based on the determination of corporate performance goal achievement, cannot be exceeded. Corporate performance is measured through two components, each weighted at 50%. The first component consists of financial performance goals for which the Compensation Committee has pre-specified threshhold targets and maximum targets for several key financial metrics, each weighted, including sales levels, marketing contribution and cash flow. The second component relates to pre-specified key operational metrics including development and regulatory performance goals and corporate development and performance goals. The corporate performance goals are established at levels that our Board of Directors believes will be difficult to achieve but are realistically achievable with significant and sustained effort by our executive officers.

The annual incentive bonus program for executive officers is the same as the program that applies to all of our employees, except that target bonuses for non-executive employees are based on individual performance in addition to corporate performance, with such target bonuses and corporate and individual performance weightings varying by employee level. Employees with greater responsibilities usually have a higher weighting on corporate performance. Individual performance is measured by comparing planned and unplanned achievements for the year with the individual’s goals and objectives, which are set at the beginning of year.

In February 2008, our Compensation Committee met to review and certify the results of each corporate performance goal to determine the corporate performance factor at which bonuses would be achieved under the annual incentive bonus program for 2007. The Compensation Committee determined that Onyx achieved 140% of its Company performance goals. Thus, by example, the executive officers’ 2007 bonus payouts, which are primarily based on corporate performance, would be paid out at approximately 140% of his or her target bonus for 2007, subject to adjustment by the Compensation committee and Board of Directors as specified above.

Some of the highlights of the 2007 corporate performance goals and achievements approved by our Compensation Committee include the following:

•	Financial and commercial growth: Exceeded sales targets for sales of Nexavar in the United States and Europe;

•	Commercial operations: Achieved worldwide positive cash flow from commercial operations and successfully completed launch of Nexavar for the treatment of liver cancer in the United States and European Union;

•	Regulatory affairs: Received FDA and European Union approval of Nexavar in the treatment of patients with liver cancer; and

•	Product development: Completed enrollment in phase 3 clinical trials of Nexavar in non-small cell lung cancer (NSCLC) and completed first-patient-first-visit (FPFV) enrollment in multiple randomized trials including lung, breast and pancreatic cancers.

In 2008, based on 2007 corporate performance, our Compensation Committee approved bonus payments to our Named Executive Officers (except Mr. Renton), which, in aggregate, were 137% (138% including Mr. Renton) of their 2007 target bonus award, and the Board of Directors recommended and approved a bonus payment to Mr. Renton of 142% of his 2007 target bonus award. Cash compensation approved at the 100% bonus target level would result in cash compensation at approximately the 50th percentile for the Company’s executive officer peer group. Bonus payments were made on February 15, 2008, which is the same date all employees received their 2007 bonuses.

2007 Executive Equity Compensation

In late 2006, we undertook an extensive review of our equity program in connection with recent accounting changes affecting the expense treatment of stock options on our financial results, as well as increased stockholder scrutiny of employee equity programs in general. The purpose of this review was to determine whether other forms of equity compensation could strengthen the link between executive and employee reward opportunities and the creation of long-term stockholder value. As a result of this review, we introduced restricted stock as a component of the annual grant for executive officers and for all employees.

Restricted stock awards represent 30% of the Named Executive Officers’ annual equity awards and were made at a 1:3 ratio to stock option grants that would otherwise have been awarded. For example, an executive officer, who would have received a stock option award of 100 shares in previous years, would instead receive a stock option award of 70 shares and 10 shares of restricted stock under our new guidelines. Using these guidelines, Mr. Renton recommended stock option and restricted stock award levels for the Named Executive Officers (except himself) to our Compensation Committee in March 2007. Our Compensation Committee approved Mr. Renton’s recommendations for the Named Executive Officers and awarded 24,500 stock options and 3,500 shares of restricted stock for Mr. Schafer, 70,000 stock options and 10,000 shares of restricted stock for Ms. Brege, 70,000 stock options and 10,000 shares of restricted stock for Dr. Fuchs and 52,500 stock options and 20,000 shares of restricted stock for Mr. Kenney, of which 12,500 of Mr. Kenney’s restricted stock awards were supplemental grants based on Mr. Kenney’s contribution in the prior year.

Our Compensation Committee recommended to our Board of Directors and the Board of Directors awarded a grant of 108,500 stock options and 15,500 shares of restricted stock for Mr. Renton based on a competitive assessment of equity awards to chief executive officers of our peer group companies and his contribution to the Company’s operational and financial performance in 2006.

2007 Executive Compensation Summary

The following chart summarizes information with respect to the executive compensation paid to each of our Named Executive Officers during 2007, including bonuses paid in February 2008 based on fiscal year 2007 performance:

	2007 Executive Compensation Summary
					Bonus	Number of	Number of
			Incentive	Incentive	Payment as	Stock	Restricted
Named Executive			Bonus	Bonus	a % of	Options	Shares
Officer	Base Salary		Target	Payment	Salary	Awarded(2)	Awarded(2)

Hollings C. Renton	$565,000		60%	$480,000	85%	108,500	15,500
Gregory W. Schafer	$285,000		30%	$105,000	37%	24,500	3,500
Laura Brege	$425,000	(1)	40%	$250,000	59%	70,000	10,000
Henry J. Fuchs, M.D.	$405,000		40%	$210,000	52%	70,000	10,000
Edward F. Kenney	$370,000		40%	$207,200	56%	52,500	20,000

(1)	Ms. Brege was promoted to Chief Operating Officer effective October 1, 2007 with an annual salary of $425,000. Prior to this Ms. Brege held the position of Chief Business Officer with an annual salary of $390,000.

(2)	Stock option and restricted share awards were granted on March 30, 2007 and stock option awards had an exercise price of $24.84 per share.

2008 Executive Officer Compensation

Base Salary and Annual Incentive Bonus Program

In December 2007, as a result of its review of our compensation practices, the Compensation Committee updated the annual incentive bonus award program to align more closely with industry and peer group practices and to directly link bonus awards to pre-determined financial targets for the company. Employees are only eligible for a target award if the Company achieves at least 50% of its performance goals under the annual incentive bonus award program. The Compensation Committee determined that a larger component of overall compensation for the

Company’s highest level executive officers should be “at risk” while maintaining the objective of targeting total executive compensation near the 60th percentile of the peer companies. The Compensation Committee increased the bonus target percentage for the Chief Operating Officer, assuming 100% achievement of corporate goals, from 40% to 45%, for executive vice presidents and senior vice presidents from 35% to 40% and for the other vice presidents from 30% to 35% of base salary. The Compensation Committee also determined that, for executive vice presidents and for the Chief Financial Officer, 100% of the target bonus should be linked to corporate performance goals. The Compensation Committee also reaffirmed the threshold of achievement of 50% of corporate performance goals under which no annual bonus would be paid and a maximum annual bonus percentage of 150% for corporate performance goal achievement that exceeds pre-determined targets. The Compensation Committee can modify actual bonus payments based on the specific contributions of each executive officer to corporate performance goals, however, the overall pool of bonus payments for executive officers, based on the determination of corporate performance goal achievement, cannot be exceeded.

The company’s annual performance bonus is linked to the corporate performance goals in two components, each weighted at 50%. The first component consists of financial performance goals for which the Compensation Committee has pre-specified threshold targets and maximum targets for several key financial metrics, each weighted, including sales levels, marketing contribution and cash flow. The second component relates to pre-specified key operational metrics including development and regulatory performance goals and corporate development performance goals.

2008 Executive Equity Compensation

In December 2007, the Compensation Committee reviewed and discussed the Company’s equity compensation plan, including a comparison against companies in our peer group and the Company’s philosophy with regard to restricted stock grants. Based on the discussion and consistent with prior year, the Compensation Committee and the Board of Directors decided to continue the use of restricted stock as part of the annual award on a broad basis to all employees. The target mix of stock options to restricted shares for all vice presidents and above, upon hire and as part of their annual award, is 70% stock options and 30% restricted stock. For all other employees, the ratio is 100% stock options upon hire and 50% each of stock options and restricted stock as part of their annual award. When restricted stock awards are granted, the number granted is determined based on a 3:1 ratio of stock options to restricted stock.

2008 Executive Compensation Summary

In February 2008, our Compensation Committee approved 2008 base salaries, 2008 annual incentive target bonuses, stock option grants and restricted stock awards to the Named Executive Officers, except Mr. Renton who will retire effective March 31, 2008. Salary increases were made effective as of January 1, 2008. These decisions were based on the executive compensation philosophy principles discussed earlier in this discussion, including our Compensation Committee’s assessment of achievement of corporate performance goals during 2007.

In February 2008, the Compensation Committee also recommended a compensation package for N. Anthony Coles, M.D., who was subsequently appointed our Chief Executive Officer, effective March 31, 2008. This proposal was based on comparable data from our peer companies and additional data regarding recently hired Chief Executive Officers in the biotech industry. The proposal was intended to be consistent with our overall compensation philosophy, in particular, maintaining a larger component of overall compensation for the Company’s highest level executive officers “at risk” while targeting total executive cash compensation at the 60th percentile of our peer companies. As a result of this, the Compensation Committee recommended a base salary of $625,000, a target bonus of 100% of base salary, a $200,000 hiring bonus, a time-based restricted share grant of 50,000 shares, a performance-based restricted share grant of 10,000 shares and options to purchase 350,000 shares of the Company’s common stock. On February 22, 2008, this compensation package was approved by the Board of Directors and accepted by Dr. Coles, who entered into an at-will employment agreement with Onyx, to succeed Mr. Renton as Onyx’s President and Chief Executive Officer, effective March 31, 2008.

The following table summarizes our approved 2008 salaries and targeted annual incentive bonuses:

	2008 Executive Compensation Summary
				Number of
		Incentive	Number of	Restricted
		Bonus	Stock Options	Shares
Named Executive Officer	Base Salary	Target	Awarded(4)	Awarded(4)

N. Anthony Coles(1)	$625,000	100%	350,000	60,000
Hollings C. Renton(2)	$565,000	0%
Gregory W. Schafer	$300,000	35%	21,000	3,000
Laura Brege	$425,000	45%	62,000	6,000
Henry J. Fuchs, M.D.	$417,000	45%	28,000	4,000
Edward F. Kenney(3)	$370,000	0%	—	—

(1)	On February 22, 2008, N. Anthony Coles, M.D. entered into an at-will employment agreement with Onyx, to succeed Mr. Renton as Onyx’s President and Chief Executive Officer, effective March 31, 2008.

(2)	Mr. Renton retired effective March 31, 2008. Therefore, the base salary listed for fiscal year 2008 is his current salary and he is not eligible for a bonus in 2008.

(3)	Mr. Kenney retired as of 12/31/07. Therefore, the base salary listed for fiscal year 2008 is in accordance with the retirement agreement.

(4)	Stock option and restricted share awards will be granted on March 31, 2008.

Post-Employment Obligations

On October 5, 2005, our Board of Directors, upon the recommendation of the Compensation Committee of the Board of Directors, adopted a form of Executive Change in Control Severance Benefits Agreement (the “Agreement”). The Agreement is intended to attract and retain key executive talent for the Company. The Company has entered into an Agreement with its Chief Executive Officer, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents (each an “Executive”). Except as provided in the Agreement and explained below, the Agreement supersedes any other policy, plan, program or arrangement relating to severance benefits payable by the Company to the Executive. Under the Agreement, if an Executive’s employment with the Company terminates due to an “involuntary termination without cause” or a “constructive termination,” as those terms are defined in the Agreement, in either case within twenty-four (24) months following the effective date of a “change in control” (defined in the Agreement), an Executive will receive the following benefits:

(a) a lump sum cash payment equal to a multiple of his or her base salary and bonus determined by position, as follows: Chief Executive Officer — two times base salary and bonus; Executive Vice President and Senior Vice President — one and one half times base salary and bonus; and Vice President — one times base salary and bonus;

(b) the Company shall pay (i) the projected COBRA premiums of the Chief Executive Officer for a period of 24 months in a lump sum; and (ii) the premiums for the other Executives for such period of time determined by position as follows, or until such earlier date as the Executive shall secure subsequent employment that shall provide the Executive with health benefits: Executive Vice President and Senior Vice President — 18 months; and Vice President — 12 months;

(c) continuation of payment of the premiums for the Executive’s group life insurance for the number of months determined by position as follows, or until such earlier date as the Executive shall secure subsequent employment that shall provide the Executive with life insurance benefits: Chief Executive Officer — 24 months; Executive Vice President and Senior Vice President — 18 months; and Vice President — 12 months;

(d) the Company shall pay for outplacement services for the Executive for a period of one year following termination, not to exceed $40,000 for the Chief Executive Officer, $25,000 for Executive Vice Presidents and Senior Vice Presidents and $15,000 for Vice Presidents;

(e) all stock awards granted to the Executive on or after the effective date of the Agreement will vest in full and the Executive will have twelve (12) months following termination to exercise these stock awards (unless the stock award term expires prior to that time, in which case to the end of the stock award term); and

(f) in the event that any severance benefits paid pursuant to the Agreement would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), the Chief Executive Officer, Executive Vice Presidents and Senior Vice Presidents shall be entitled to a “gross-up payment” (defined in the Agreement). Notwithstanding the foregoing, no gross-up payment will be paid if a reduction in parachute payments by ten percent (10%) would cause no Excise Tax to be imposed on an Executive.

Any stock awards held by an Executive that were granted on or after the effective date of any predecessor executive change in control severance benefits agreement (the “Predecessor Agreement”) and prior to the effective date of the Agreement (the “Prior Stock Awards”) shall continue to be governed by the Predecessor Agreement, as restated in the Agreement. The vesting of the Prior Stock Awards shall accelerate as follows:

(a) in the event of a “change in control” (defined in the Agreement), the vesting of fifty percent (50%) of the Prior Stock Awards shall be accelerated and shall be exercisable for twelve (12) months following any subsequent termination of the Executive’s employment (unless the Prior Stock Award term expires prior to that time, in which case to the end of the Prior Stock Award term); and

(b) if an Executive’s employment with the Company terminates due to an “involuntary termination without cause” or a “constructive termination,” as those terms are restated in the Agreement, in either case within thirteen (13) months following a “change in control,” the Prior Stock Award will vest in full and the Executive will have twelve (12) months following termination in which to exercise the Prior Stock Award (unless the Prior Stock Award term expires prior to that time, in which case to the end of the Prior Stock Award term).

The Company has entered into an employment agreement, dated February 22, 2008 with Dr. Coles pursuant to which Dr. Coles would be entitled to certain severance payments and benefits in the event that his employment is terminated without cause in a non-change in control circumstance so that he is not eligible for severance benefits under the Executive Change in Control Severance Benefits Agreement described below. These severance payments and benefits in such a circumstance include 36 months of his then current base salary, payment of COBRA medical insurance coverage premiums, consistent with his current coverage, for 18 months and up to 18 months accelerated vesting of equity awards granted under his employment agreement that are subject to time based vesting. Dr. Coles entered into a separate Executive Change in Control Severance Benefits Agreement with Onyx, which provides that if he is terminated without cause or resigns due to a constructive termination (as defined in that agreement) within 24 months following a change in control of Onyx, he will receive a cash severance payment equal to four times his then current base salary, payment of COBRA medical insurance coverage premiums, consistent with his current coverage, for up to 24 months, payment of up to 24 months life insurance premiums and accelerated vesting and exercisability of all his outstanding Onyx stock options and restricted stock awards, with up to twelve months following termination to exercise any outstanding Onyx stock options. If it is determined that any payment or benefit Dr. Coles would receive under the Executive Change in Control Severance Benefits Agreement constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, thereby subjecting him to an excise tax, Onyx will pay Dr. Coles an additional tax gross-up payment.

Potential Post-Employment Payments

The table below reflects the amount of compensation to each of the Named Executive Officers of the Company in the event of termination of such executive’s employment due to an “involuntary termination without cause” or a “constructive termination,” in either case within twenty-four (24) months following the effective date of a “change in control.” If a Named Executive Officer terminates with cause, no change in control payments are due. The amounts shown assume that such termination was effective as of December 31, 2007. The amounts shown are for illustrative purposes only and a change in control did not occur on December 31, 2007 and the executives were not terminated on that date. There can be no assurance that a change in control would produce the same or similar results as those illustrated if occurring on any other date or at any other stock price, or if any assumption is not correct in fact. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Change in Control Payment and Benefit Estimates
December 31, 2007

			Parachute
	Aggregate	Welfare	Tax	Equity Award
	Severance	Benefits	Gross-up	Acceleration
Named Executive Officer	Pay(1)	Continuation(2)	Payment(3)	Value(4)	Total

Hollings C. Renton	$1,808,000	$82,190	$1,534,155	$1,631,733	$5,056,078
Gregory W. Schafer	370,500	36,095	502,157	765,788	1,674,540
Laura A. Brege	892,500	56,642	1,445,983	2,056,379	4,451,504
Henry J. Fuchs, M.D.	850,500	56,642	1,154,819	1,632,652	3,694,613
Edward F. Kenney(5)	777,000	45,321	762,216	1,003,490	2,588,027

(1)	Aggregate severance pay is payable in a lump sum.

(2)	Welfare benefits continuation consists of continuation of health care and life insurance premiums and fees for outplacement services.

(3)	Parachute tax gross-up payment is the amount payable if severance benefits paid pursuant to the Agreement constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and is intended to offset the cost to the executive of the Excise Tax.

(4)	Equity award acceleration value is the estimated value of unvested stock options and restricted stock awards for which vesting would be accelerated upon the occurrence of the designated event. The Black-Scholes option-pricing model was used to estimate the fair value of stock options. The estimated value of restricted stock awards that would be accelerated was calculated based on the closing price of the Company’s common stock on December 31, 2007.

(5)	Effective December 31, 2007, Edward Kenney retired as Onyx’s President and Chief Commercial Officer. As part of his retirement agreement, he will receive an annual retirement benefit of $370,000 paid over 12 months beginning on January 1, 2008.

Separation Agreements

Effective December 31, 2007, Edward F. Kenney retired as Onyx’s President and Chief Commercial Officer. In connection with Mr. Kenney’s retirement, we entered into a retirement agreement with Mr. Kenney pursuant to which Onyx granted Mr. Kenney retirement benefits, beginning on January 1, 2008, of 12 months of base salary, less standard withholdings and deductions, payable over Onyx’s standard payroll periods, together with up to 12 months of premiums necessary to continue his current health insurance coverage. Mr. Kenney also received a bonus for 2007. Under the agreement, Mr. Kenney also agreed to provide up to 40 hours per month of consulting services to Onyx for 15 months following the effective date of his retirement, at an hourly rate of $400. Outstanding Onyx stock options and stock bonus awards granted to Mr. Kenney will continue to vest through the consulting period, and vested stock options will be exercisable for 90 days following the termination of the consulting period. In connection with the agreement, Mr. Kenney granted a release in favor of Onyx. The Compensation Committee approved Mr. Kenney’s retirement benefits based on his length of service, the Company’s past retirement practices, recognition of Mr. Kenney’s contributions and the need for Mr. Kenney’s services as a consultant.

On February 22, 2008, Onyx entered into a retirement agreement with Hollings C. Renton setting forth the terms and conditions of his retirement as Chairman, President and Chief Executive Officer of Onyx, and his resignation from Onyx’s Board of Directors, all effective March 31, 2008. The retirement agreement provides for Mr. Renton to serve as a consultant for up to three years from the date of his retirement. Pursuant to the retirement agreement, Mr. Renton will receive (i) a lump sum retirement payment in the amount of $1,045,000, (ii) up to a maximum amount of $80,000 for reasonable administrative support services in the 12 months following his retirement, (iii) payment of his COBRA medical insurance coverage premiums, consistent with his current coverage, for 12 months, (iv) $625.00 per hour for each hour of consulting services provided to Onyx during his three-year consulting period, and (v) continued vesting of all existing stock option and restricted stock grants during the consulting period, with one year to exercise vested stock options following the three-year consulting period. The Compensation Committee approved Mr. Renton’s retirement benefits based on his length of service, comparable retirement benefits for biotech Chief Executive Officers who left their positions in the last two years as well as Mr. Renton’s contributions to the identification and transition of a successor.

Summary Compensation

The following table shows compensation information for the fiscal year ended December 31, 2007 and 2006 for the Named Executive Officers.

						Non-Equity
				Stock	Option	Incentive	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Plan Comp	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)		($)

Hollings C. Renton	2007	$565,000	$—	$237,096	$1,334,059	$480,000	$7,356		$2,623,511
Chairman, President and Chief Executive Officer	2006	525,000		88,307	1,435,236	205,000	4,356		2,257,899
Gregory W. Schafer	2007	285,000	—	21,894	274,391	105,000	3,611		689,897
Vice President and Chief Financial Officer	2006	197,090	35,000	—	99,194	37,540	30,470	(3)	399,294
Laura A. Brege	2007	398,750	—	62,553	718,635	250,000	1,829		1,431,767
Executive Vice President and Chief Operating Officer	2006	208,811	75,000	—	298,476	50,000	578		632,865
Henry J. Fuchs, M.D.	2007	405,000	—	150,140	1,334,369	210,000	4,518		2,104,027
Executive Vice President and Chief Medical Officer	2006	390,000	—	55,192	1,752,315	125,000	990		2,323,497
Edward F. Kenney	2007	370,000	—	177,659	1,200,603	207,200	50,241	(4)	2,005,703
Executive Vice President and Chief Commercial Officer	2006	360,000	—	33,115	1,726,909	110,000	19,788	(4)	2,249,812

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 fiscal year for the fair value of Restricted Stock Awards (RSAs) granted in 2007 and 2006 in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For RSAs, fair value is calculated using the closing price of Onyx stock on the date of grant. For additional information, refer to Note 11 of the Onyx financial statements in the Form 10-K for the year ended December 31, 2007 and 2006, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in 2007 and 2006. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 fiscal year for the fair value of stock options granted to each of the named executives, in 2007 as well as prior fiscal years, in accordance with FAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions, refer to Note 11 of the Onyx financial statements in the Form 10-K for the year ended December 31, 2007 and 2006, as filed with the SEC. See the Grants of Plan-Based Awards Table for information on awards made in 2007 and 2006. These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)	This amount consists of (a) Onyx’s payment on behalf of Mr. Schafer of $470 in group term life insurance premiums and (b) fees earned for consulting services performed by Mr. Schafer of $30,000 for his role as Acting Chief Financial Officer from April 2006 through July 2006.

(4)	For fiscal year 2007, this amount consists of (a) Onyx’s payment on behalf of Mr. Kenney of $4,538 for group term life insurance premiums, (b) Onyx’s matching contributions of $3,000 to Mr. Kenney’s 401(k) account and (c) Onyx’s payment to Mr. Kenney of $42,704 for his vacation payout. For fiscal year 2006, this amount consists of (a) Onyx’s payment on behalf of Mr. Kenney of $4,356 in group term life insurance premiums and (b) relocation expenses of $15,432 paid to Mr. Kenney in 2006.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during the fiscal years ended December 31, 2007. The option awards and unvested portion of the stock awards identified in the table below are also reported in the Outstanding Equity Awards Table at December 31, 2007 on the following page.

			Estimated
			Future
			Payouts	All Other	All Other
			Under	Stock	Option		Grant
			Non-Equity	Awards:	Awards:	Exercise or	Date Fair
			Incentive	Number of	Number of	Base Price	Value of
			Plan	Shares of	Securities	of Option	Stock and
		Approval	Awards(1)	Stock or	Underlying	Awards(4)	Option
Name	Grant Date	Date	Target ($)	Units(2) (#)	Options(3) (#)	($/Sh)	Awards(5) ($)

Hollings C. Renton	3/30/2007	3/30/2007	—	15,500	108,500	24.84	1,856,237
	N/A	N/A	339,000	—	—	—	—
Gregory W. Schafer	3/30/2007	3/30/2007	—	3,500	24,500	24.84	419,150
	N/A	N/A	85,500	—	—	—	—
Laura Brege	3/30/2007	3/30/2007	—	10,000	70,000	24.84	1,197,572
	N/A	N/A	170,000	—	—	—	—
Henry J. Fuchs, M.D.	3/30/2007	3/30/2007	—	10,000	70,000	24.84	1,197,572
	N/A	N/A	162,000	—	—	—	—
Edward F. Kenney	3/30/2007	3/30/2007	—	20,000	52,500	24.84	1,208,679
	N/A	N/A	148,000	—	—	—	—

(1)	This column represents the target potential payout at 100% under the annual incentive bonus for the year ended December 31, 2007 paid by the company on February 15, 2008.

(2)	This column shows the number of RSAs granted on March 30, 2007 to the Named Executive Officers. One-third of the RSAs will vest in March 2008, with the remaining shares vesting in a series of 2 successive equal annual installments through March 2010.

(3)	This column shows the number of restricted stock options granted on March 30, 2007 to the Named Executive Officers. On September 30, 2007 12.5% of these options vested. The remaining options shall vest in equal monthly amounts thereafter through March 2011.

(4)	This column shows the exercise price for the stock options granted to the Named Executive Officers, which was the closing price of Onyx stock on March 30, 2007, the date the Compensation Committee approved and granted such options.

(5)	This column shows the full grant date fair value of RSAs and stock options granted to the Named Executive Officers in 2007. The full grant date fair value is the amount that the company would expense in its financial statements over the award’s vesting schedule. See notes 1 and 2 of the Summary Compensation Table for discussions on the fair value calculations related to RSAs and stock options.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2007. The following awards identified in the table below are also reported in the Grants of Plan-Based Awards Table on the previous page: (1) option awards with an expiration date of March 30, 2017 for each of the Named Executive Officers; and (2) unvested stock awards.

	Option Awards				Stock Awards
							Market
					Number of		Value of
					Shares or		Shares or
					Units of		Units of
			Option		Stock That		Stock That
	Number of Securities Underlying Unexercised Options(1)		Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable(2)	Unexercisable	($)	Date	(#)		($)(5)(3)

Hollings C. Renton					10,000	(4)	$556,200
					15,500	(5)	862,110
	20,343	88,157	24.84	3/30/2017
	61,250	78,750	28.62	3/1/2016
	130,000		25.30	3/9/2015
	100,000		38.08	3/2/2014
	75,000		9.94	7/31/2011
	50,000		16.25	2/9/2010
Gregory W. Schafer					3,500	(5)	194,670
	4,593	19,907	24.84	3/30/2017
	35,417	64,583	16.21	7/10/2016
Laura Brege					10,000	(5)	556,200
	13,126	56,874	24.84	3/30/2017
	53,125	171,875	15.44	6/12/2016
Henry J. Fuchs, M.D.					6,250	(4)	347,625
					10,000	(5)	556,200
	13,125	56,875	24.84	3/30/2017
	38,281	49,219	28.62	3/1/2016
	118,750	131,250	21.01	9/13/2015
Edward F. Kenney					3,750	(4)	208,575
					20,000	(5)	1,112,400
	9,843	42,657	24.84	3/30/2017
	22,968	29,532	28.62	3/1/2016
	4,167	20,833	20.81	8/31/2015
	70,000		25.30	3/9/2015
	200,000		38.33	6/10/2014

(1)	Options granted upon hire vest ratably over a four year period with 1/4th vesting one year from the grant date and the remaining options vesting at 1/48th each month thereafter. Annual option grants vest at 1/48th each month over a four year period.

(2)	Of the shares exercisable, 29,792 shares for Mr. Renton and 24,376 shares for Mr. Kenney would be unvested and subject to repurchase by us if exercised.

(3)	Value is based on the closing price of Onyx common stock of $55.62 on December 31, 2007, as reported on the NASDAQ Global Select Market.

(4)	The restricted shares (also called restricted stock awards or RSAs) were granted on May 15, 2006. Assuming continued employment with Onyx, remaining shares will vest in 10 equal quarterly installments over the 2 1/2 year period from November 15, 2006 through May 15, 2009.

(5)	The restricted shares were granted on March 30, 2007. Assuming continued employment with Onyx, remaining shares will vest in 3 equal annual installments from March 30, 2008 through March 30, 2010.

Options Exercised and Stock Vested

The following table shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the named executive officer during fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized on	Shares	Realized on
	Acquired on	Exercise	Acquired on	Vesting
Name	Exercise(#)	($)(1)	Vesting (#)	($)(2)

Hollings C. Renton
Options	365,000	7,695,356	—	—
Stock	—	—	6,666	243,076
Gregory W. Schafer
Options	—	—	—	—
Stock	—	—	—	—
Laura Brege
Options	50,000	838,500	—	—
Stock	—	—	—	—
Henry J. Fuchs, M.D.
Options	50,000	722,650	—	—
Stock	—	—	4,167	151,966
Edward F. Kenney
Options	25,000	420,253	—	—
Stock	—	—	2,500	91,169

(1)	The value realized equals the difference between the option exercise price and the fair market value of Onyx common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	The value realized equals the market value of Onyx common stock on the vesting date, multiplied by the number of shares that vested.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2007.

Equity Compensation Plan Information

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon		Future Issuance Under
	Exercise of	Weighted-Average	Equity Compensation
	Outstanding	Exercise Price of	Plans
	Options, Warrants	Outstanding Options,	(Excluding Securities
	and Rights	Warrants and Rights	Reflected in Column a)
Plan Category(1)	Column a	Column b	Column c

Equity compensation plans approved by security holders	4,437,906	$25.39	3,071,058	(2)

(1)	We have no equity compensation plans not approved by security holders.

(2)	This amount includes 517,393 shares that remain available for purchase under our Employee Stock Purchase Plan. Under the 2005 Plan, shares available for issuance should be reduced by one and three tenths (1.3) shares for each share of common stock available for issuance pursuant to a stock purchase award, stock bonus award, stock unit award or other stock award granted. With this adjustment, the total amount available for future issuance would be reduced to 2,481,751 shares.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy And Procedures

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related-person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under its charter, our Audit Committee is charged with reviewing and approving all related-person transactions, as required by the NASDAQ rules, and in addition approves any direct or indirect personal loans from the Company to non-executive employees. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

Certain Transactions

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify the officer or director under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Investor Relations, Onyx Pharmaceuticals, Inc., 2100 Powell Street, Emeryville, California 94608, or (3) contact Investor Relations, at (510) 597-6500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Robert L. Jones
Secretary

March 25, 2008

A COPY OF OUR ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, ONYX PHARMACEUTICALS, INC., 2100 POWELL STREET, EMERYVILLE, CA 94608.

Onyx Pharmaceuticals, Inc.
2005 Equity Incentive Plan
Adopted by the Board of Directors: April 18, 2005
Approved by the Stockholders: June 1, 2005
Amended by the Board of Directors: March 6, 2007
Approved by the Stockholders: May 25, 2007
Amended by the Board of Directors: May 25, 2007
Amended by the Board of Directors: February 7, 2008
Amended by the Board of Directors: March 21, 2008
Subject to Approval by the Stockholders: May 14, 2008
Termination Date: April 17, 2015
1. General.
     (a) Successor and Continuation of Prior Plans. The Plan is intended as the successor to and continuation of the Onyx Pharmaceuticals, Inc. 1996 Equity Incentive Plan and the Onyx Pharmaceuticals, Inc. 1996 Non-Employee Directors’ Stock Option Plan (collectively, the “Prior Plans”). Following the effective date of this Plan, no additional stock awards shall be granted under the Prior Plans. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plans shall be added to the share reserve of this Plan and available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans. Any shares subject to outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of this Plan and become available for issuance pursuant to Stock Awards granted hereunder. All Stock Awards granted subsequent to the effective date of this Plan shall be subject to the terms of this Plan.
     (b) Eligible Stock Award Recipients. The persons eligible to receive discretionary Stock Awards are Employees, Directors and Consultants. The persons eligible to receive non-discretionary Stock Awards under the Non-Discretionary Grant Program are Eligible Directors.
     (c) Available Stock Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Purchase Awards, (iv) Stock Bonus Awards, (v) Stock Appreciation Rights, (vi) Stock Unit Awards, and (vii) Other Stock Awards.
     (d) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Stock Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

1.

2.  Definitions.
     As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:
     (a) “Accountant” means the independent registered public accounting firm appointed by the Company.
     (b) “Affiliate” means (i) any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, provided each corporation in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, and (ii) any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Board shall have the authority to determine (i) the time or times at which the ownership tests are applied, and (ii) whether “Affiliate” includes entities other than corporations within the foregoing definition.
     (c) “Annual Awards” means Stock Awards granted to each Eligible Director pursuant to Section 8(c)(ii).
     (d) “Annual Meeting” means the first meeting of the Company’s stockholders held each calendar year at which Directors of the Company are selected.
     (e) “Award” means a Stock Award or a Performance Cash Award.
     (f) “Board” means the Board of Directors of the Company.
     (g) “Capitalization Adjustment” has the meaning ascribed to that term in Section 12(a).
     (h) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
          (i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a

2.

result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
          (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
          (iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;
          (iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
          (v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
     The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
     Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.
     (i) “Code” means the Internal Revenue Code of 1986, as amended.

3.

     (j) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 3(d).
     (k) “Common Stock” means the common stock of the Company.
     (l) “Company” means Onyx Pharmaceuticals, Inc., a Delaware corporation.
     (m) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.
     (n) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an “Affiliate,” as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an employee of the Company to a consultant of an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence.
     (o) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
          (i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
          (ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
          (iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
          (iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted

4.

or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
     (p) “Covered Employee” means the Company’s principal executive officer and the three (3) other highest compensated officers of the Company, excluding the Company’s principal financial officer, for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.
     (q) “Director” means a member of the Board.
     (r) “Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.
     (s) “Eligible Director” means a Director who is not an Employee and is eligible to participate in the Non-Discretionary Grant Program.
     (t) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.
     (u) “Entity” means a corporation, partnership, limited liability company, or other entity.
     (v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (w) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of the Plan as set forth in Section 15, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
     (x) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
          (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Global Select Market, Nasdaq Global Market, or the Nasdaq Capital Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing

5.

bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.
          (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.
     (y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
     (z) “Initial Award” means an Option granted to an Eligible Director who meets the specified criteria pursuant to Section 8(c)(i).
     (aa) “Non-Discretionary Grant Program” means the non-discretionary grant program in effect under Section 8 of the Plan.
     (bb) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
     (cc) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
     (dd) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
     (ee) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
     (ff) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.
     (gg) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
     (hh) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 7(e).
     (ii) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other

6.

Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.
     (jj) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.
     (kk) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
     (ll) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
     (mm) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 11(h)(ii).
     (nn) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) net earnings; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xix) improvement in or attainment of expense levels; (xx) improvement in or attainment of working capital levels; (xxi) economic value added; (xxii) market share; (xxiii) cash flow; (xxiv) cash flow per share; (xxv) share price performance; (xxvi) debt reduction; (xxvii) implementation or completion of projects or processes; (xxviii) customer satisfaction; (xxix) total stockholder return; (xxx) stockholders’ equity; and (xxxi) other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for a Performance Period.
     (oo) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more

7.

business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or a relevant index. The Board is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. The Board also retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.
     (pp) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award.
     (qq) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 11(h)(i).
     (rr) “Plan” means this Onyx Pharmaceuticals, Inc. 2005 Equity Incentive Plan.
     (ss) “Prior Plans” means the Company’s 1996 Equity Incentive Plan and 1996 Non-Employee Directors’ Stock Option Plan as in effect immediately prior to the effective date of the Plan.
     (tt) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
     (uu) “Securities Act” means the Securities Act of 1933, as amended.
     (vv) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 7(d).
     (ww) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.
     (xx) “Stock Award” means any right granted under the Plan, including an Option, a Stock Purchase Award, Stock Bonus Award, a Stock Appreciation Right, a Stock Unit Award, an Other Stock Award, or a Performance Stock Award.
     (yy) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

8.

     (zz) “Stock Bonus Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Sections 7(b), 8(c)(ii)(2), and 8(c)(ii)(3).
     (aaa) “Stock Bonus Award Agreement” means a written agreement between the Company and a holder of a Stock Bonus Award evidencing the terms and conditions of a Stock Bonus Award grant. Each Stock Bonus Award Agreement shall be subject to the terms and conditions of the Plan.
     (bbb) “Stock Purchase Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(a).
     (ccc) “Stock Purchase Award Agreement” means a written agreement between the Company and a holder of a Stock Purchase Award evidencing the terms and conditions of a Stock Purchase Award grant. Each Stock Purchase Award Agreement shall be subject to the terms and conditions of the Plan.
     (ddd) “Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 7(c).
     (eee) “Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Stock Unit Award evidencing the terms and conditions of a Stock Unit Award grant. Each Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.
     (fff) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
     (ggg) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.
3. Administration.
     (a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 3(d). However, the Board may not delegate administration of the Non-Discretionary Grant Program. Any discretionary Award granted to a Director under Sections 6, 7, or 11(h) shall be administered by a committee consisting solely of Non-Employee Directors; provided, however, that such Non-Employee Directors sitting on the committee may administer and grant discretionary Awards to themselves.

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     (b) Powers of Board. Except with respect to the Non-Discretionary Grant Program, the Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
          (i) To determine from time to time (1) which of the persons eligible under the Plan shall be granted Awards; (2) when and how each Award shall be granted; (3) what type or combination of types of Award shall be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to an Award; and (5) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.
          (ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
          (iii) To amend the Plan or an Award as provided in Section 13.
          (iv) To terminate or suspend the Plan as provided in Section 14.
          (v) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.
          (vi) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by individuals who are foreign nationals or employed outside the United States.
     (c) Administration of Non-Discretionary Grant Program. The Board shall have the power, subject to and within the limitations of, the express provisions of the Non-Discretionary Grant Program:
          (i) To determine the provisions of each Stock Award to the extent not specified in the Non-Discretionary Grant Program.
          (ii) To construe and interpret the Non-Discretionary Grant Program and the Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Non-Discretionary Grant Program or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Non-Discretionary Grant Program fully effective.
          (iii) To amend the Non-Discretionary Grant Program or a Stock Award thereunder as provided in Section 13.

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          (iv) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Non-Discretionary Grant Program.
     (d) Delegation to Committee.
          (i) General. The Board may delegate some or all of the administration of the Plan (except the Non-Discretionary Grant Program) to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Any Committee administering or granting a discretionary Award to a Director under Sections 6, 7, or 11(h) shall consist solely of Non-Employee Directors; provided, however, that such Committee may administer and grant discretionary Awards to members of such Committee.
          (ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (1) delegate to a committee of one or more members of the Board who need not be Outside Directors the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (2) delegate to a committee of one or more members of the Board who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.
     (e) Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Officers and Employees of the Company or any of its Subsidiaries to be recipients of Options (and, to the extent permitted by Delaware law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Officers and Employees of the Company; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 3(e), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 2(x)(ii) above.
     (f) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

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     (g) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reprice any outstanding Stock Awards under the Plan, or (ii) cancel and re-grant any outstanding Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.
4. Shares Subject to the Plan.
     (a) Share Reserve. Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed, in the aggregate, Twelve Million Two Hundred Sixty Thousand Forty-Five (12,260,045) shares of Common Stock. Such number of shares reserved for issuance consists of (i) the number of shares remaining available for issuance under the Prior Plans, including shares subject to outstanding stock awards under the Prior Plans, (ii) an additional 3,990,000 shares approved by the stockholders at the 2005 Annual Meeting as part of the approval of this Plan, (iii) an additional 1,600,000 shares approved by the stockholders at the 2007 Annual Meeting, plus (iv) an additional 3,100,000 shares subject to approval by the stockholders at the 2008 Annual Meeting. Subject to Section 4(b), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to (A) an Option granted under Section 6 or 8, or (B) a Stock Appreciation Right granted under Section 7(d) with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant; and (ii) one and three tenths (1.3) shares for each share of Common Stock issued pursuant to (A) a Stock Purchase Award, Stock Bonus Award, Stock Unit Award, or Other Stock Award granted under Section 7 or 8, or (B) a Stock Appreciation Right granted under Section 7(d) with respect to which the strike price is less than one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant. Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A(8) and such issuance shall not reduce the number of shares available for issuance under the Plan.
     (b) Reversion of Shares to the Share Reserve.
          (i) Shares Available For Subsequent Issuance. If any (i) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (ii) shares of Common Stock issued to a Participant pursuant to a Stock Award (including the Stock Awards transferred from the Prior Plans on the effective date of this Plan) are forfeited to or repurchased by the Company at their original exercise or purchase price pursuant to the Company’s reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (iii) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan. To the extent there is issued a share of Common Stock pursuant to a Stock Award that counted as one and three tenths (1.3) shares against the number of shares available for issuance under the Plan pursuant to Section 4(a) and such share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 4(b)(i), then the number of shares of Common Stock available for issuance under the Plan shall increase by one and three tenths (1.3) shares.

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          (ii) Shares Not Available for Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option, Stock Appreciation Right, or the issuance of shares under a Stock Purchase Award, Stock Bonus Award, or Stock Unit Award, the number of shares that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not remain available for subsequent issuance under the Plan.
          (iii) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 4(b), subject to the provisions of Section 12(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be the same as the maximum number of shares of Common Stock that may be issued pursuant to Stock Awards under Section 4(a).
     (c) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
5. Eligibility.
     (a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Non-discretionary Stock Awards granted under the Non-Discretionary Grant Program in Section 8 may be granted only to Eligible Directors.
     (b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.
     (c) Section 162(m) Limitation. Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than one million (1,000,000) shares of Common Stock.
     (d) Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is

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not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of any other rule governing the use of Form S-8.
     (e) Limited Exception to Minimum Vesting Restrictions. Up to ten percent (10%) of the total number of shares of Common Stock subject to the Plan pursuant to Section 4(a) may be issued as Stock Awards that are not subject to the minimum vesting restrictions imposed by Sections 6(f), 7(a)(iii), 7(b)(ii), 7(c)(ii), 7(d)(iv), 7(e)(ii), and 11(h)(i).
6. Option Provisions.
     Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:
     (a) Term. No Option shall be exercisable after the expiration of ten (10) years from the date of grant, or such shorter period specified in the Option Agreement; provided, however, that an Incentive Stock Option granted to a Ten Percent Stockholder shall be subject to the provisions of Section 5(b).
     (b) Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5(b) regarding Ten Percent Stockholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.
     (c) Exercise Price of a Nonstatutory Stock Option. The exercise price of each Nonstatutory Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code.
     (d) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the

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following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 6(d) are:
          (i) by cash or check;
          (ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;
          (iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;
          (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, however, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations; or
          (v) in any other form of legal consideration that may be acceptable to the Board.
     (e) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:
          (i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder.
          (ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order.
          (iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.
     (f) Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time

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or times when it may or may not be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Option granted pursuant to this Section 6 shall vest at a rate more favorable to the Optionholder than over a one (1)-year period measured from the date of grant (or the date of hire for newly-hired Optionholders) except in the event of (i) death, (ii) disability, (iii) retirement, (iv) upon a Corporate Transaction in which such Option is not assumed, continued or substituted by a successor corporation, or (v) upon a Change in Control.
     (g) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.
     (h) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.
     (i) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.
     (j) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the

16.

Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.
7. Provisions of Stock Awards other than Options.
     (a) Stock Purchase Awards. Each Stock Purchase Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Purchase Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Purchase Award Agreements may change from time to time, and the terms and conditions of separate Stock Purchase Award Agreements need not be identical; provided, however, that each Stock Purchase Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          (i) Purchase Price. At the time of the grant of a Stock Purchase Award, the Board will determine the price to be paid by the Participant for each share subject to the Stock Purchase Award. To the extent required by applicable law, the price to be paid by the Participant for each share of the Stock Purchase Award will not be less than the par value of a share of Common Stock.
          (ii) Consideration. At the time of the grant of a Stock Purchase Award, the Board will determine the consideration permissible for the payment of the purchase price of the Stock Purchase Award. The purchase price of Common Stock acquired pursuant to the Stock Purchase Award shall be paid either: (i) in cash or by check at the time of purchase, (ii) by past or future services rendered to the Company or an Affiliate, or (iii) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.
          (iii) Vesting. Shares of Common Stock acquired under a Stock Purchase Award may be subject to a share repurchase right or option in favor of the Company in accordance with a vesting schedule to be determined by the Board. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Stock Purchase Award granted pursuant to this Section 7(a) shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant except in the event of (i) death, (ii) disability, (iii) retirement, (iv) upon a Corporate Transaction in which such Stock Purchase Award is not assumed, continued, or substituted by a successor corporation, or (v) upon a Change in Control.
          (iv) Termination of Participant’s Continuous Service. In the event that a Participant’s Continuous Service terminates, the Company shall have the right, but not the

17.

obligation, to repurchase or otherwise reacquire, any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Stock Purchase Award Agreement. At the Board’s election, the price paid for all shares of Common Stock so repurchased or reacquired by the Company may be at the lesser of: (i) the Fair Market Value on the relevant date, or (ii) the Participant’s original cost for such shares. The Company shall not be required to exercise its repurchase or reacquisition option until at least six (6) months (or such longer or shorter period of time necessary to avoid classification of the Stock Purchase Award as a liability for financial accounting purposes) have elapsed following the Participant’s purchase of the shares of stock acquired pursuant to the Stock Purchase Award unless otherwise determined by the Board or provided in the Stock Purchase Award Agreement.
          (v) Transferability. Rights to purchase or receive shares of Common Stock granted under a Stock Purchase Award shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Purchase Award Agreement, as the Board shall determine in its sole discretion, and so long as Common Stock awarded under the Stock Purchase Award remains subject to the terms of the Stock Purchase Award Agreement.
     (b) Stock Bonus Awards. Each Stock Bonus Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Stock Bonus Award lapse; or (ii) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Stock Bonus Award Agreements need not be identical; provided, however, that each Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          (i) Consideration. A Stock Bonus Award may be awarded in consideration for (i) past or future services rendered to the Company or an Affiliate, or (ii) any other form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.
          (ii) Vesting. Shares of Common Stock awarded under a Stock Bonus Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Stock Bonus Award granted pursuant to this Section 7(b) shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant except in the event of (i) death, (ii) disability, (iii) retirement, (iv) upon a Corporate Transaction in which such Stock Bonus Award is not assumed, continued, or substituted by a successor corporation, or (v) upon a Change in Control.
          (iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Stock Bonus Award Agreement.

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          (iv) Transferability. Rights to acquire shares of Common Stock under the Stock Bonus Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Stock Bonus Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Stock Bonus Award Agreement remains subject to the terms of the Stock Bonus Award Agreement.
     (c) Stock Unit Awards. Each Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Stock Unit Award Agreements need not be identical; provided, however, that each Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          (i) Consideration. At the time of grant of a Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.
          (ii) Vesting. At the time of the grant of a Stock Unit Award, the Board may impose such restrictions or conditions on the vesting of the Stock Unit Award as it, in its sole discretion, deems appropriate. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Stock Unit Award granted pursuant to this Section 7(c) shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant except in the event of (i) death, (ii) disability, (iii) retirement, (iv) upon a Corporate Transaction in which such Stock Unit Award is not assumed, continued, or substituted by a successor corporation, or (v) upon a Change in Control.
          (iii) Payment. A Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Stock Unit Award Agreement.
          (iv) Additional Restrictions. At the time of the grant of a Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Stock Unit Award to a time following the vesting of such Stock Unit Award.
          (v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Stock Unit Award, as determined by the Board and contained in the Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Stock Unit Award Agreement to which they relate.

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          (vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Stock Unit Award Agreement, such portion of the Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.
     (d) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
          (i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of grant, or such shorter period specified in the Stock Appreciation Right Agreement.
          (ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right granted as a stand-alone or tandem Stock Award shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.
          (iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (i) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (ii) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.
          (iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Stock Appreciation Right granted pursuant to this Section 7(d) shall vest at a rate more favorable to the Participant than over a one (1)-year period measured from the date of grant (or the date of hire for newly-hired Participants) except in the event of (i) death, (ii) disability, (iii) retirement, (iv) upon a Corporate Transaction in which such Stock Appreciation Right is not assumed, continued, or substituted by a successor corporation, or (v) upon a Change in Control.
          (v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

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          (vi) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.
          (vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (ii) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.
     (e) Other Stock Awards.
          (i) General. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 6 and the preceding provisions of this Section 7. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.
          (ii) Vesting. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), no Other Stock Award granted pursuant to this Section 7(e) shall vest at a rate more favorable to the Participant than over a three (3)-year period measured from the date of grant except in the event of (i) death, (ii) disability, (iii) retirement, (iv) upon a Corporate Transaction in which such Other Stock Award is not assumed, continued, or substituted by a successor corporation, or (v) upon a Change in Control.
8. Non-Discretionary Grants to Eligible Directors.
     (a) General. The Non-Discretionary Grant Program in this Section 8 allows Eligible Directors to receive Stock Awards automatically at designated intervals over their period of Continuous Service on the Board. The Non-Discretionary Grant Program is intended as the successor to and continuation of the Company’s 1996 Non-Employee Directors’ Stock Option Plan.
     (b) Eligibility. The Stock Awards shall automatically be granted to all Eligible Directors who meet the specified criteria.

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     (c) Non-Discretionary Grants.
          (i) Initial Award. Without any further action of the Board, each person who becomes elected or appointed to serve on the Board for the first time (an “Eligible Director”) automatically shall, upon the date of his or her initial election or appointment, be granted an Option to purchase twenty thousand (20,000) shares of Common Stock on the terms and conditions set forth in Section 8(d).
          (ii) Annual Awards.
               (1) Previously Scheduled Annual Awards. Between the date of the 2008 Annual Meeting and December 31, 2008 only, without any further action of the Board, on the anniversary date each year of the date on which an Option was granted to an Eligible Director either (i) pursuant to Section 8(c)(i), or (ii) pursuant to Subparagraph 5(a) or 5(b) of the 1996 Non-Employee Directors’ Stock Option Plan, each such Eligible Director whose Continuous Service has not then terminated shall automatically be granted an Option to purchase ten thousand (10,000) shares of Common Stock on the terms and conditions set forth in Section 8(d).
               (2) Transitional Annual Awards.
                    a. Without any further action of the Board, on March 31, 2009, each Eligible Director whose Continuous Service has not then terminated shall automatically be granted an Option to purchase that number of shares of Common Stock equal to the product of: (a) five thousand (5,000), and (b) the quotient obtained by dividing (A) the number of days between March 31, 2009 and the most recent preceding anniversary date on which an Option was granted to the Eligible Director either (1) pursuant to Section 8(c)(i), or (2) pursuant to Subparagraph 5(a) or 5(b) of the 1996 Non-Employee Directors’ Stock Option Plan, and (B) three hundred sixty-five (365). The number of shares of Common Stock subject to such Option shall be rounded down to the next whole share and granted on the terms and conditions set forth in Section 8(d).
                    b. Without any further action of the Board, on March 31, 2009, each Eligible Director whose Continuous Service has not then terminated shall automatically be granted a Stock Bonus Award covering that number of shares of Common Stock equal to the product of: (a) two thousand (2,000), and (b) the quotient obtained by dividing (A) the number of days between March 31, 2009 and the most recent preceding anniversary date on which an Option was granted to the Eligible Director either (1) pursuant to Section 8(c)(i), or (2) pursuant to Subparagraph 5(a) or 5(b) of the 1996 Non-Employee Directors’ Stock Option Plan, and (B) three hundred sixty-five (365). The number of shares of Common Stock subject to such Stock Bonus Award shall be rounded down to the next whole share and granted on the terms and conditions set forth in Section 8(e).
                    c. For the sake of clarity, if an Eligible Director did not receive an Option either (1) pursuant to Section 8(c)(i), or (2) pursuant to Subparagraph 5(a) or 5(b) of the 1996 Non-Employee Directors’ Stock Option Plan, then without any further action of the Board, on March 31, 2009, each such Eligible Director whose Continuous Service has not

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terminated as of such date, shall automatically be granted: (i) an Option to purchase five thousand (5,000) shares of Common Stock on the terms and conditions set forth in Section 8(d), and (ii) a Stock Bonus Award covering two thousand (2,000) shares of Common Stock on the terms and conditions set forth in Section 8(e).
               (3) New Annual Awards.
                    a. Without any further action of the Board, on the last business day in March of each year, beginning on March 31, 2010, each Eligible Director whose Continuous Service has not then terminated shall automatically be granted: (i) an Option to purchase five thousand (5,000) shares of Common Stock on the terms and conditions set forth in Section 8(d), and (ii) a Stock Bonus Award covering two thousand (2,000) shares of Common Stock on the terms and conditions set forth in Section 8(e).
                    b. If the date that an Eligible Director was granted an Option pursuant to Section 8(c)(i) is less than one year prior to the last business day in March of any year, then without any further action of the Board, the Option otherwise granted to the Eligible Director under Section 8(c)(ii)(3)(a) shall be reduced to that number of shares of Common Stock equal to the product of: (a) five thousand (5,000), and (b) the quotient obtained by dividing (A) the number of days between the last business day in March of that year and the date that such Eligible Director was granted an Option pursuant to Section 8(c)(i), and (B) three hundred sixty-five (365). The number of shares of Common Stock subject to such Option shall be rounded down to the next whole share.
                    c. If the date that an Eligible Director was granted an Option pursuant to Section 8(c)(i) is less than one year prior to the last business day in March of any year, then without any further action of the Board, the Stock Bonus Award otherwise granted to the Eligible Director under Section 8(c)(ii)(3)(a) shall be reduced to that number of shares of Common Stock equal to the product of: (a) two thousand (2,000), and (b) the quotient obtained by dividing (A) the number of days between the last business day in March of that year and the date that such Eligible Director was granted an Option pursuant to Section 8(c)(i), and (B) three hundred sixty-five (365). The number of shares of Common Stock subject to such Stock Bonus Award shall be rounded down to the next whole share.
     (d) Non-Discretionary Option Grant Provisions.
          (i) Option Type. Each Option granted hereunder shall be a Nonstatutory Stock Option.
          (ii) Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.
          (iii) Exercise Price. The exercise price of each Option shall be one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.
          (iv) Corporate Transaction. In the event of (i) a Corporate Transaction, or (ii) any Exchange Act Person becoming the Owner, directly or indirectly, of securities of the

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Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, then, to the extent not prohibited by applicable law, the time during which Options granted to Eligible Directors pursuant to the Non-Discretionary Grant Program under this Section 8 may be exercised shall (contingent upon the effectiveness of such transaction) be accelerated in full to a date prior to the effective time of such transaction, and such Options shall terminate if not exercised at or prior to such effective time.
          (v) Remaining Terms. The remaining terms and conditions of each Option shall be as set forth in an Option Agreement in the form adopted from time to time by the Board; provided, however, that the terms of such Option Agreement shall be consistent with the terms of the Plan.
     (e) Non-Discretionary Stock Bonus Award Provisions.
          (i) Consideration. Payment for the Stock Bonus Award shall be for past or future services rendered to the Company or an Affiliate. In the event that additional consideration is required to be paid so that the shares of Common Stock subject to the Stock Bonus Award shall be deemed fully paid and nonassessable, the Board shall determine the amount and character of such additional consideration.
          (ii) Corporate Transaction. In the event of (i) a Corporate Transaction, or (ii) any Exchange Act Person becoming the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, then, to the extent not prohibited by applicable law, the vesting of Stock Bonus Awards granted to Eligible Directors pursuant to the Non-Discretionary Grant Program under this Section 8 shall (contingent upon the effectiveness of such transaction) accelerate in full to a date prior to the effective time of such transaction.
          (iii) Remaining Terms. The remaining terms and conditions of each grant of Stock Bonus Awards shall be as set forth in a Stock Bonus Award Agreement in a form adopted from time to time by the Board; provided, however, that the terms of such Stock Bonus Award Agreement shall be consistent with the provisions of the Plan.
9. Covenants of the Company.
     (a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.
     (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the

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Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.
10. Use of Proceeds from Sales of Common Stock.
     Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.
11. Miscellaneous.
     (a) Acceleration of Exercisability and Vesting. Except to the extent prohibited by Sections 6(f), 7(a)(iii), 7(b)(ii), 7(c)(ii), 7(d)(iv), 7(e)(ii), and 11(h)(i), the Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.
     (b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.
     (c) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.
     (d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
     (e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the

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Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.
     (f) Withholding Obligations. To the extent provided by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; or (iii) by such other method as may be set forth in the Stock Award Agreement.
     (g) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.
     (h) Performance Awards.
          (i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. Notwithstanding the foregoing or as otherwise permitted by Section 5(e), each Performance Stock Award granted pursuant to this Section 11(h)(i) shall require the completion of one (1) year of Continuous Service measured from the beginning of a Performance Period, except in the event of (i) death, (ii) disability, (iii) retirement, (iv) upon a Corporate Transaction in which such Performance Stock Award is not assumed, continued or substituted by a successor corporation, or (v) upon a Change in Control. The maximum benefit to be received by any Participant in any calendar year attributable to Stock Awards described in this Section 11(h)(i) shall not exceed the value of one million (1,000,000) shares of Common Stock.
          (ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such

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Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum benefit to be received by any Participant in any calendar year attributable to cash awards described in this Section 11(h)(ii) shall not exceed two million dollars ($2,000,000).
12. Adjustments upon Changes in Common Stock; Corporate Transactions.
     (a) Capitalization Adjustments. If any change is made in, or other events occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the effective date of the Plan set forth in Section 15 without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”)), the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(b), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 5(c) and 11(h), (iv) the class(es) and number of securities subject to each Stock Award under the Non-Discretionary Grant Program under Section 8, and (v) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without the receipt of consideration” by the Company.)
     (b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
     (c) Corporate Transaction. The following provisions shall apply to Stock Awards (except those granted under the Non-Discretionary Grant Program) in the event of a Corporate Transaction unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of the Stock Award:
          (i) Stock Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or

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repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 3(b).
          (ii) Stock Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).
          (iii) Stock Awards Held by Former Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
          (iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (i) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (ii) any exercise price payable by such holder in connection with such exercise.
     (d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock

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Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.
     (e) Parachute Payments.
          (i) Except as otherwise provided in a written agreement between the Company and a Participant, if the acceleration of the vesting and exercisability of Stock Awards provided for in Sections 8(d)(iv), 8(e)(ii) and 12(c)(ii), together with payments and other benefits of a Participant, (collectively, the “Payment”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 12(e) would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then such Payment shall be either (1) provided to such Participant in full, or (2) provided to such Participant as to such lesser extent that would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by such Participant, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.
          (ii) Except as otherwise provided in a written agreement between the Company and a Participant, any determination required under this Section 12(e) shall be made in writing in good faith by the Accountant. If a reduction in the Payment is to be made as provided above, reductions shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date that triggers the Payment or a portion thereof): (i) reduction of cash payments; (ii) cancellation of accelerated vesting of Stock Awards other than Options; (iii) cancellation of accelerated vesting of Options; and (iv) reduction of other benefits paid to the Participant. If acceleration of vesting of Stock Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of date of grant of Stock Awards (i.e., the earliest granted Stock Award cancelled last) unless the Participant elects in writing a different order for cancellation.
          (iii) For purposes of making the calculations required by this Section 12(e), the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Participant shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make such a determination. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this Section 12(e).
          (iv) If, notwithstanding any reduction described above, the Internal Revenue Service (the “IRS”) determines that the Participant is liable for the Excise Tax as a result of the Payment, then the Participant shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or, in the event that the Participant challenges the final IRS determination, a final judicial determination, a portion of the Payment (the “Repayment Amount”). The Repayment Amount with respect to the Payment shall be the smallest such

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amount, if any, as shall be required to be paid to the Company so that the Participant’s net after-tax proceeds with respect to the Payment (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount with respect to the Payment shall be zero if a Repayment Amount of more than zero would not result in the Participant’s net after-tax proceeds with respect to the Payment being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Participant shall pay the Excise Tax.
          (v) Notwithstanding any other provision of this Section 12(e), if (i) there is a reduction in the Payment as described above, (ii) the IRS later determines that the Participant is liable for the Excise Tax, the payment of which would result in the maximization of the Participant’s net after-tax proceeds of the Payment (calculated as if the Payment had not previously been reduced), and (iii) the Participant pays the Excise Tax, then the Company shall pay or otherwise provide to the Participant that portion of the Payment that was reduced pursuant to this Section 12(e) contemporaneously or as soon as administratively possible after the Participant pays the Excise Tax so that the Participant’s net after-tax proceeds with respect to the Payment are maximized.
          (vi) If the Participant either (i) brings any action to enforce rights pursuant to this Section 12(e), or (ii) defends any legal challenge to his or her rights under this Section 12(e), the Participant shall be entitled to recover attorneys’ fees and costs incurred in connection with such action, regardless of the outcome of such action; provided, however, that if such action is commenced by the Participant, the court finds that the action was brought in good faith.
13. Amendment of the Plan and Awards.
     (a) Amendment of Plan. Subject to the limitations of applicable law, the Board at any time, and from time to time, may amend the Plan. However, stockholder approval shall be required for any amendment of the Plan that (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan.
     (b) Stockholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees.
     (c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

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     (d) No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.
     (e) Amendment of Awards. The Board, at any time and from time to time, may amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement or the written terms of a Performance Cash Award, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.
14. Termination or Suspension of the Plan.
     (a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
     (b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
15. Effective Date of Plan.
     The Plan, as amended, shall become effective upon approval by the stockholders at the 2008 Annual Meeting.
16. Choice of Law.
     The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

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ANNUAL MEETING OF STOCKHOLDERSThursday, May 14, 2008 10:00 a.m. local time2100 Powell Street Emeryville, CaliforniaYOUR VOTE IS IMPORTANTPLEASE REVIEW THE 2008 PROXY STATEMENT AND ACCOMPANYING MATERIALS AND VOTE TODAYYOU CAN VOTE BY MAIL, TELEPHONE OR INTERNETImportant Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the Onyx Pharmaceuticals, Inc. Annual Meeting of Stockholders, including the 2007 Annual Report and the proxy statement, are available over the Internet. To view the proxy materials, please visit http://ww3.ics.adp.com/streetlink/onxx and follow the instructions. Onyx Pharmaceuticals, Inc. 2100 Powell Street Emeryville, CA 94608proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 14, 2008.The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.If no choice is specified, the proxy will be voted “FOR” both nominees for director and “FOR” Items 2 and3.By signing the proxy, you revoke all prior proxies and appoint N. Anthony Coles, Gregory W. Schafer and Robert L. Jones, each proxies with full power of substitution, to vote these shares of record at the close of business on March 17, 2008 on the matters on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.See reverse for voting instructions.

2100 POWELL STREET EMERYVILLE, CA 94608 THERE ARE THREE WAYS TO VOTE YOUR PROXY: VOTE BY INTERNET — www.proxyvote.comUse the Internet to transmit your voting instructions to view electronic copies of the proxy materials up until 11:59 P.M. Eastern Time, May 13, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 13, 2008. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Onyx Pharmaceuticals, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONSIf you would like to reduce the costs incurred by Onyx Pharmaceuticals, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Please detach here The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.1.ELECTION OF DIRECTORS Nominees: 01) Magnus LundbergFor Withhold 02) N. Anthony ColesFor Withhold2.To approve an amendment to the Company’s 2005 Equity Incentive Plan to increase the For AgainstAbstain aggregate number of shares of Common Stock authorized for issuance under that plan by 3,100,000 shares and to amend the non-discretionary director stock grants.3.To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as For AgainstAbstain our independent registered public accounting firm for our fiscal year ending December 31, 2008. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, MATERIALS ELECTION: As of July 1, 2007, SEC IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.rules permit companies to send you a notice that proxy information is available on the internet, instead of mailing you a complete set of materials. Check the box to the Address Change? Mark Box Indicate changes below: right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.Date_Signature(s) in BoxPlease sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.